UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

CAPTIVA SOFTWARE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials. $39,259.24

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, California 92121

November 18, 2005

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Captiva Software Corporation (also referred to as “Captiva” or “we”) to be held on December 23, 2005 at 9:00 a.m., local time, at 10145 Pacific Heights Boulevard, San Diego, California 92121.

At the special meeting, we will ask you to consider and vote on a proposal to approve the merger of a subsidiary of EMC Corporation (or “EMC”) with and into Captiva and to adopt and approve the Agreement and Plan of Merger we entered into on October 20, 2005 with EMC and its wholly owned subsidiary, Epiphany Merger Corporation. In the merger, Epiphany Merger Corporation will merge with and into Captiva, and each outstanding share of our common stock will be converted into the right to receive $22.25 in cash, without interest, less any applicable tax withholding.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CAPTIVA AND OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AND ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of our outstanding shares. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. If you do not send in your proxy, do not instruct your broker to vote your shares, or abstain from voting, it will have the same effect as a vote against approval of the merger and the adoption and approval of the merger agreement.

The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If the merger agreement is adopted and approved and the merger is completed, you will be sent written instructions on how to exchange your Captiva common stock certificates for your cash payment. If you hold our common stock, please do not send us your certificates until you receive these instructions.

If you have any questions about the merger please call The Altman Group, our proxy solicitor, at (800) 814-4284.

On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Reynolds C. Bish

President and Chief Executive Officer

This proxy statement is dated November 18, 2005 and is first being mailed to stockholders on or about November 22, 2005.

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 23, 2005

A Special Meeting of the stockholders of Captiva will be held on December 23, 2005, at 9:00 a.m., local time, at 10145 Pacific Heights Boulevard, San Diego, California 92121, to consider and vote on a proposal to approve the merger and to adopt and approve the Agreement and Plan of Merger, dated as of October 20, 2005, among Captiva, EMC and Epiphany Merger Corporation, a wholly owned subsidiary of EMC, a copy of which Agreement is attached as Annex A to the proxy statement accompanying this notice.

Only stockholders of record as of the close of business on November 17, 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. The number of outstanding shares of our common stock entitled to notice and to vote on November 17, 2005, was 13,419,454. Each holder of Captiva common stock is entitled to one vote for each share of our common stock held on the record date. A stockholders’ list will be available at Captiva’s principal executive office for inspection by any stockholder entitled to vote at the special meeting beginning 10 business days before the date of the special meeting and continuing through the special meeting. Holders of shares of Captiva common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 35.

A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should not send any certificates representing your Captiva common stock with your proxy card.

If a quorum is not present at the meeting, or a quorum is present but sufficient votes to approve a proposal are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the common stock represented at the meeting in person or by proxy. The persons named as proxies will vote those proxies that they are entitled to vote FOR the proposal in favor of an adjournment of the meeting and will vote those proxies required to be voted AGAINST the proposal against such adjournment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. THANK YOU FOR ACTING PROMPTLY.

By Order of our Board of Directors,

Bradford Weller

Secretary

San Diego, California

November 18, 2005

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. Because these questions and answers may not address all questions that may be important to you as a Captiva stockholder, we urge you to carefully read all of the information in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Captiva Software Corporation. In addition, we refer to Captiva Software Corporation as “Captiva” or the “company” and to EMC Corporation as “EMC.”

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a merger agreement that provides for the proposed acquisition of Captiva by EMC, and to vote to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes to adopt the merger agreement. The proposed acquisition would be accomplished through a merger of Epiphany Merger Corporation, a wholly owned subsidiary of EMC (which we sometimes refer to as “Merger Sub”), with and into Captiva.

Q:	What will Captiva’s stockholders receive in the merger?

A:	As a result of the merger, our stockholders will receive $22.25 in cash, without interest and less any applicable withholding tax, for each share of Captiva common stock they own. For example, if you own 100 shares of Captiva common stock, you will receive $2,250.00 in cash less any applicable withholding tax in exchange for these shares.

Q:	How does Captiva’s board of directors recommend I vote?

A:	Captiva’s board of directors unanimously approved the merger agreement and declared the merger agreement and the merger advisable and in the best interests of Captiva stockholders at a meeting held on October 20, 2005. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on November 17, 2005 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. If you hold your shares in “street name” follow the instructions from your broker on how to vote your shares. Please do not send in your stock certificates with your proxy.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I vote via the Internet or telephone?

A:	Yes. If you are a stockholder of record, you may vote your shares by proxy over the telephone or by proxy over the Internet.

•	To vote over the telephone, dial toll-free 1-877-779-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Standard Time on December 22, 2005 to be counted.

•	To vote on the Internet, go to http://www.eproxyvote.com/cptv to complete an electronic proxy card. You will be asked to provide the company number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Standard Time on December 22, 2005 to be counted.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, or instruct your broker or bank how to vote your shares if your shares are held in “street name,” it will have the same effect as if you voted against the merger. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways.

•	First, you can deliver to the Secretary of Captiva a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Secretary of Captiva a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on December 22, 2005.

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Captiva Software Corporation at 10145 Pacific Heights Boulevard, San Diego, California 92121, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Captiva common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Captiva common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration and lose all appraisal rights with respect to your shares.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Captiva common stock converted into cash in the merger. If the shares of Captiva common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Captiva common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Captiva that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Q:	What will holders of Captiva stock options receive in the merger?

A:	In the merger, all of our stock options (whether vested or unvested) outstanding at the effective time of the merger will be adjusted, and deemed to be, options to purchase EMC common stock. The number of shares of EMC common stock issuable upon the exercise of these options will be adjusted to an amount determined by dividing the number of shares of Captiva common stock that were subject to such assumed options immediately prior to the effective time by a conversion ratio, rounded down to the nearest whole share. The exercise price per share of EMC common stock subject to the assumed option will be adjusted to an amount determined by multiplying the exercise price per share of Captiva common stock subject to the option immediately prior to the effective time of the merger by a conversion ratio, rounded up to the nearest whole cent. The conversion ratio is equal to the fraction having a numerator equal to the closing price of EMC’s common stock on the closing date, as quoted on the NYSE, and having a denominator equal to $22.25.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to consummate the merger prior to December 31, 2005. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See “The Merger Agreement—Conditions to Closing.”

Q:	What will be the result of the merger?

A:	As a result of the merger, Captiva will become a wholly owned subsidiary of EMC and Captiva common stock will cease to be quoted on the Nasdaq National Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, if you are a holder of Captiva common stock as of the record date for the special meeting and you do not vote in favor of the adoption and approval of the merger agreement and approval of the merger or transfer those shares, you will have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, do not vote in favor of the proposal to adopt and approve the merger agreement and approve the merger, and otherwise comply with the Delaware law procedures explained in this proxy statement. Please also see “Annex C—Delaware Rights Statute.”

Q:	Should I send in my Captiva stock certificates now?

A:	No. After the merger is completed, you will receive written instructions on how to exchange your shares of our common stock for the merger consideration of $22.25 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Captiva Software Corporation

Attn: Bradford Weller, Vice President of Legal Affairs and Secretary

10145 Pacific Heights Boulevard

San Diego, California 92121

The Altman Group

1200 Wall Street West, 3rd Floor

Lyndhurst, New Jersey 07071

Banks, Brokers and Shareholders, call toll-free: (800) 814-4284

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY

This summary, together with the preceding question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary. This summary may not contain all of the information you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to approve the merger agreement. All information in this proxy statement was prepared and supplied by Captiva, except for the descriptions of the businesses of EMC and Epiphany Merger Corporation contained in this summary below under the heading “The Parties to the Merger Agreement,” which descriptions were supplied by EMC.

The Parties to the Merger Agreement (Page 15)

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, CA 92121

(858) 320-1000

Headquartered in San Diego, Captiva Software Corporation (“Captiva”, “us”, “we”, “our”) is a leading provider of input management software solutions. Since 1989, our award-winning products have been used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Our technology serves thousands of users in insurance, financial services, government, business process outsourcing, manufacturing and other markets. Our common stock is traded on The Nasdaq National Market under the symbol “CPTV.”

EMC Corporation

176 South Street

Hopkinton, MA 01748

(508) 435-1000

EMC Corporation (“EMC”) was incorporated in Massachusetts in 1979. EMC and its subsidiaries offer a wide range of systems, software, services and solutions that support key business processes including transaction processing, enterprise resource planning, customer relationship management, data warehousing, electronic commerce, content management, regulatory compliance, business intelligence, e-mail and web hosting. EMC’s corporate headquarters are located at 176 South Street, Hopkinton, Massachusetts 01748 and its telephone number is (508) 435-1000. Please refer to the discussion below under the caption, “Where You Can Find More Information,” for instructions on obtaining EMC’s filings with the Securities and Exchange Commission in order to learn more about EMC and its business.

Epiphany Merger Corporation

c/o EMC Corporation

176 South Street

Hopkinton, MA 01748

(508) 435-1000

Epiphany Merger Corporation (“Merger Sub”) was incorporated in Delaware on October 17, 2005. It is a wholly owned subsidiary of EMC and was formed solely for the purpose of entering into the merger agreement with Captiva and completing the merger. Epiphany Merger Corporation has not conducted any business operations.

Matters Relating to the Meeting (Page 16)

•	Date, Time and Place. The special meeting will take place on December 23, 2005, at 9:00 a.m., local time, at 10145 Pacific Heights Boulevard, San Diego, California 92121.

•	Purpose. To vote on a proposal to adopt the merger agreement and approve the merger as described herein and to consider any other matter that may properly come before the meeting, including any procedural matter in connection with the special meeting.

•	Record Date and Shares Entitled to Vote. The record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, the special meeting is November 17, 2005.

•	Outstanding Shares Held on Record Date. On the record date, 13,419,454 shares of our common stock were outstanding and entitled to vote on the proposal to approve the merger agreement.

•	Shares Beneficially Owned by our Directors and Officers as of the Record Date. As of the record date, our directors and officers beneficially own 1,040,409 shares of Captiva common stock.

•	Quorum Requirement. The presence, in person or by proxy, of shares representing more than 50% of the common stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business at the special meeting.

•	Vote Required. Approval of the merger, and adoption and approval of the merger agreement require the affirmative vote of a majority of the outstanding shares of Captiva common stock.

•	Procedure for Voting. You may vote shares you hold of record in either of the following ways:

•	by completing and returning the enclosed proxy card;

•	by voting in person at the special meeting; or

•	by Internet or telephone.

If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

•	Voting of Proxies. Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted for approval of the merger, adoption and approval of the merger agreement.

•	Revocability of Proxies. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways.

(1)	First, you can deliver to the Secretary of Captiva a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

(2)	Second, you can complete, execute and deliver to the Secretary of Captiva a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on December 22, 2005.

(3)	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Captiva Software Corporation at 10145 Pacific Heights Boulevard, San Diego, California 92121, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

•	Failure to vote. If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against approval of the merger and adoption and approval of the merger agreement.

The Voting Agreements (Page 38)

All of our directors and executive officers, each in their capacity as a stockholder of Captiva common stock, entered into voting agreements with EMC agreeing to vote the Captiva common stock they own FOR adoption and approval of the merger agreement and approval of the principal terms of the merger and not to transfer their shares of Captiva common stock (subject to certain exceptions). The obligations of the directors and executive officers under the voting agreements will terminate upon the valid termination of the merger agreement. The execution and delivery of the voting agreement was a material condition to EMC’s willingness to enter into the merger agreement.

Reasons for the Merger, Recommendation of Our Board of Directors (Page 23)

Our board of directors has unanimously adopted the merger agreement, approved the transactions contemplated by the merger agreement and determined that it is fair to and in the best interests of Captiva and our stockholders for us to enter into the merger agreement and complete the merger on the terms and subject to the conditions set forth in the merger agreement. Our board of directors considered a number of factors, including:

•	increased competition and pricing pressures experienced by Captiva in recent years;

•	trends in the industry;

•	the size and competitive advantages of our major competitors;

•	the strategic value of Captiva to potential buyers;

•	our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects;

•	the nature of our business and the industry in which we compete, and current industry, economic and global market conditions, both on a historical and on a prospective basis;

•	the opportunity for our stockholders to realize greater value than the value likely to be realized by our stockholders in the event we remained independent;

•	our board of directors’ conclusion, after review of the possible alternatives to a sale of Captiva, including remaining independent and growing our business organically and pursuing a strategy of growth through acquisitions, the value to stockholders of such alternatives, and the timing and likelihood of actually achieving additional value from these alternatives, that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the merger;

•	the fact that discussions with potential strategic parties over the last two years have not resulted in an offer to acquire Captiva or entry into another strategic transaction involving Captiva that we consider to be superior to the offer made by EMC;

•	our assessment as to the low likelihood that a third party would offer a higher price than EMC;

•	the fact that the $22.25 per share to be paid as the consideration represents a premium of approximately 25% over the closing price of our common stock on October 19, 2005 (the trading day prior to announcement of the transaction) and premiums of approximately 23% and 18% over the average closing prices for the 30 and 60 calendar day periods prior to the execution of the merger agreement;

•	the proposed transaction structure;

•	the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	EMC’s capital resources to pay the merger consideration;

•	the fact that the merger is not subject to any financing condition;

•	the reasonable certainty of consummation of the merger;

•	the financial analysis and written fairness opinion delivered by Lazard Frères Co. LLC, or Lazard, our financial advisor to the effect that the $22.25 in cash per share merger consideration to be received by the holders of Captiva common stock pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights);

•	the fact that if we fail to complete the acquisition by EMC, we might not receive another offer from EMC;

•	the general terms and conditions of the merger agreement; and

•	the termination provisions of the agreement and our board’s evaluation of the likely time period necessary to close the transaction.

Our board of directors also considered negative factors including, among others:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and uncertainties related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the prohibition of our soliciting alternative proposals;

•	the payment of a termination fee of $11,585,000 plus reimbursement of EMC’s expenses up to a maximum amount of $3,000,000 if the merger agreement is terminated under certain circumstances;

•	the taxability of the transaction to our stockholders;

•	the potential conflicts of interest that certain of our directors and executive officers may have in connection with the merger; and

•	the risks and costs if the merger does not close.

AFTER CONSIDERING THE FACTORS ABOVE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Opinion of Our Financial Advisor (Page 25)

In deciding to approve the merger and adopt and approve the merger agreement, our board of directors considered the opinion of our financial advisor, Lazard. On October 18, 2005, Lazard delivered its oral opinion to our board of directors, which opinion was subsequently confirmed in writing on October 20, 2005, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $22.25 in cash per share merger consideration to be received by the holders of Captiva common stock pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights). The full text of Lazard’s written opinion is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. Lazard’s opinion is addressed to our board of directors and was one of many factors considered by our board of directors in deciding to approve the merger. Lazard’s opinion does not constitute a recommendation to any holder of Captiva common stock as to how such holder should vote or whether our stockholders should take any other action relating to merger. Pursuant to a letter agreement, Captiva agreed to pay Lazard a fee that was paid following delivery of the opinion and Lazard will receive an additional fee contingent upon the consummation of the merger.

Material United States Federal Income Tax Consequences (Page 33)

The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and, generally speaking, will be long-term capital gain or loss, if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations.

BECAUSE THE TAX CONSEQUENCES OF THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE MERGER.

Antitrust Matters (Page 52)

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the HSR Act, and the rules and regulations promulgated thereunder, and under any applicable foreign antitrust law, including the laws of the European Union.

Interests of Certain Persons in the Merger (Page 34)

When considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests that are different from, or in addition to, yours. These interests include, among others, the payment of benefits and vesting of unvested stock options to some of our executive officers if their employment is terminated, the vesting of unvested stock options held by our directors upon the completion of the merger, and indemnification of our directors and executive officers against certain liabilities both before and after the merger.

Appraisal Rights (Page 35)

Captiva stockholders are entitled to appraisal rights in connection with the merger. Under the Delaware General Corporation Law, (“DGCL”), record holders of Captiva common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the merger.

Shares of common stock owned by stockholders who have perfected their rights of appraisal in accordance with the DGCL shall not be converted into the right to receive the merger consideration, but shall instead be entitled to payment of the appraised value of their dissenting shares in accordance with the provisions of the DGCL.

Conditions to the Merger (Page 47)

Each party’s obligation to complete the merger is subject to a number of conditions, including the following:

•	our stockholders shall have approved and adopted the merger and the merger agreement by the requisite vote under applicable law;

•	there shall be no statute, rule, regulation, order, proceeding, injunction or other order enacted, issued, promulgated, or enforced or entered by any governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•	waiting periods under the HSR Act shall have expired or been terminated, and any consents or approvals required to consummate the merger under any foreign antitrust laws shall have been obtained.

The obligations of EMC and Merger Sub to complete the merger are subject to additional conditions, including the following:

•	as of closing, the representations and warranties made by us in the merger agreement shall be true and correct without giving effect as to materiality, except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on us;

•	we shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement;

•	no material adverse effect on Captiva shall have occurred since June 30, 2005;

•	there shall not be any pending or threatened action, judgment, order, decree or proceeding asserted by any governmental entity seeking to prohibit or limit EMC from exercising all material rights pertaining to the ownership of us or the ownership or operation by EMC of all or a material portion of EMC’s business or assets or seeking to compel EMC to dispose of or hold separate all or a material portion of the business or assets of EMC or the surviving corporation as a result of the merger;

•	less than 5% of the aggregate number of shares of Captiva common stock shall be held by stockholders who have exercised appraisal rights or provided notice of an intention to exercise such rights; and

•	each of the employees that have executed employment agreements with EMC shall be employed by Captiva and shall not have revoked, renounced or unilaterally terminated such employment agreements.

Our obligation to complete the merger is subject to additional conditions, including:

•	as of closing, the representations and warranties made by EMC and Merger Sub shall be true and correct, except where the failure to be true and correct does not, individually or in the aggregate, have a material adverse effect on EMC; and

•	EMC and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by EMC and Merger Sub under the merger agreement.

Termination of the Merger Agreement (Page 49)

The merger agreement may be terminated:

•	by mutual written consent duly authorized by the boards of director of each of EMC and us;

•	by EMC or us if the merger is not consummated by February 28, 2006, which date shall be extended to March 14, 2006 if the merger shall not have been consummated as a result of a failure to obtain required antitrust approvals or because of any other legal restraint or prohibition preventing the consummation of the merger or any proceeding by a government agency seeking the same (provided that this right to terminate is not available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the principal cause of the merger not occurring by this date);

•	by either party if a court or governmental agency has issued a permanent injunction or other order or decree preventing the merger that is in effect and has become final and nonappealable;

•	by either party if the required approval of the merger agreement by our stockholders is not obtained at the special meeting or adjournment or postponement of the special meeting; provided that we may not terminate for this reason if we have willfully and materially breached a representation, warranty, or obligation contained in the merger agreement or any director or executive officer party to a voting agreement with EMC shall have willfully and materially failed to fulfill any voting obligation under such agreement;

•	by EMC if Captiva breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach or breaches is or are uncurable or is or are not cured within 10 days of written notice of the breach, if such breach or breaches of representations and warranties (if applicable), individually or in the aggregate, will not result in a material adverse effect on Captiva or such breach or breaches of covenants or agreements (if applicable) results in Captiva’s covenants not being complied with in all material respects;

•	by Captiva if EMC breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach or breaches is or are not cured within 10 days of written notice of the breach, if such breach or breaches of representations and warranties (if applicable), individually or in the aggregate, will not result in a material adverse effect on EMC or such breach or breaches of covenants or agreements (if applicable) results in EMC’s covenants not being complied with in all material respects; or

•	by EMC if:

•	our board of directors fails to unanimously recommend that our stockholders adopt the merger agreement in the proxy statement or withdraws or modifies its recommendation of the merger;

•	our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement after the public announcement of another acquisition proposal;

•	our board of directors approves or recommends to our stockholders any acquisition proposal, other than the merger;

•	our board of directors recommends that our stockholders tender their shares into a third-party tender offer or exchange offer or fails to recommend against acceptance of such offer within 10 business days after the commencement of such offer;

•	we fail to hold a stockholders meeting to vote upon the merger within one business day of February 28, 2006 or March 14, 2006, whichever is applicable; or

•	we or our directors or officers participate in negotiations or discussions in breach of our no-solicitation obligations, or if we otherwise are in material breach of our no-solicitation obligations or if we breach our stockholders meeting obligations.

In the event of termination of the merger agreement by either party under the merger agreement provisions described above, the merger agreement will become void and have no effect; provided, however, that this will not relieve any breaching party from liability for any prior willful and material breach of the merger agreement.

Expenses and Termination Fee (Page 50)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will generally be paid by the party incurring those costs or expenses; provided that Captiva and EMC have agreed to split equally all fees and expenses incurred in connection with the HSR notification and other antitrust filings.

In addition, Captiva has agreed to reimburse EMC for all of its fees and expenses relating to the merger up to a maximum amount of $3,000,000, if:

•	the merger agreement is terminated by EMC because:

•	we fail to comply with our covenants in all material respects, if our breach or failure to perform was material to EMC’s determination to terminate;

•	our board of directors fails to unanimously recommend that our stockholders adopt the merger agreement in the proxy statement or withdraws or modifies its recommendation of the merger;

•	our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement after the public announcement of another acquisition proposal;

•	our board of directors approves or recommends to our stockholders any acquisition proposal, other than the merger;

•	our board of directors recommends that our stockholders tender their shares into a third-party tender offer or exchange offer or fails to recommend against acceptance of such offer within 10 business days after the commencement of such offer;

•	we fail to hold a stockholders meeting to vote upon the merger within one business day of February 28, 2006 or March 14, 2006, whichever is applicable, unless such failure was due to the actions of a governmental entity or a willful and material breach of the merger agreement by EMC or Merger Sub preventing us from holding the stockholders meeting; or

•	we participate in negotiations or discussions in breach of our no-solicitation obligations, or if we otherwise materially breach our no-solicitation obligations or if we breach our stockholders meeting obligations; or

•	the merger agreement is terminated by Captiva or EMC because:

•	the merger has not been consummated by February 28, 2006 or March 14, 2006, as applicable, if the failure to close the merger by such date resulted from our failure to comply with our covenants in all material respects or the termination (or constructive termination) by us of the employment agreements of Messrs. Bish, Nicol or Dratler without cause resulted in the closing of the merger not occurring by such dates.

In addition, we have agreed to pay EMC a termination fee of $11,585,000, if:

•	the merger agreement is terminated by Captiva or EMC because:

•	the merger has not been consummated by February 28, 2006 or March 14, 2006, as applicable, because of our failure to comply with our covenants in all material respects or because the holders of 5% or more of our outstanding shares exercised their appraisal rights or because of the existence of a government action affecting EMC’s operation of its or our business after the merger and

•	an acquisition proposal (excluding an acquisition by a person of no more than 50% of the equity of Captiva for the sole purpose of providing Captiva additional equity capital where this person does not acquire the right to elect more than 25% of our board of directors, which we refer to as a “limited equity investment”) is publicly announced prior to the event triggering the right of termination and

•	within one year after the termination of the merger agreement we enter into a definitive agreement to consummate or consummate such acquisition proposal;

•	our stockholders did not adopt the merger agreement at the stockholders meeting and

•	an acquisition proposal (excluding a limited equity investment) is publicly announced prior to the event triggering the right of termination and

•	within one year after the termination of the merger agreement we enter into a definitive agreement to consummate or consummate such acquisition proposal;

•	we fail to comply with our covenants in all material respects, if our breach or failure to perform was material to EMC’s determination to terminate and

•	an acquisition proposal (excluding a limited equity investment) is publicly announced prior to the event triggering the right of termination and

•	within one year after the termination of the merger agreement we enter into a definitive agreement to consummate or consummate such acquisition proposal; or

•	the merger agreement is terminated by EMC because:

•	our board of directors fails to unanimously recommend that our stockholders adopt the merger agreement;

•	our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement after the public announcement of another acquisition proposal;

•	our board of directors approves or recommends to our stockholders any acquisition proposal, other than the merger;

•	our board of directors recommends that our stockholders tender their shares into a third-party tender offer or exchange offer or fails to recommend against acceptance of such offer within 10 business days after the commencement of such offer;

•	we fail to hold a stockholders meeting to vote upon the merger within one business day of February 28, 2006 or March 14, 2006, whichever applicable, unless such failure was due to the actions of a governmental entity or a willful and material breach of the merger agreement by EMC or Merger Sub preventing us from holding the stockholders meeting; or

•	we participate in negotiations or discussions in breach of our no-solicitation obligations, or if we otherwise materially breach our no-solicitation obligations or if we breach our stockholders meeting obligations.

No-Solicitation of Transactions (Page 46)

We have agreed that neither we nor any of our subsidiaries, affiliates, officers, directors, employees, agents and representatives will, directly or indirectly, solicit, initiate, resume, encourage, facilitate, discuss or otherwise negotiate with any person other than EMC concerning any acquisition proposal by any person other than EMC. However, Captiva is permitted to respond to an unsolicited acquisition proposal, which did not result from a breach of our no-solicitation obligations, by furnishing certain information and participating in discussions and negotiations regarding such acquisition proposal, if our board of directors determines in good faith, after receiving the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law and if our board of directors determines in good faith, after receiving the advice of an independent financial advisor, that such acquisition proposal is more favorable to our stockholders than the terms of the merger with EMC, that such acquisition proposal has a reasonable likelihood of closing and financing for such acquisition proposal, to the extent required, is then committed or, in the good faith judgment of our board of directors, is reasonably capable of being, and likely to be, obtained.

Stock Options (Page 40)

In the merger, all of our stock options (whether vested or unvested) outstanding at the effective time of the merger will be adjusted, and deemed to be, options to purchase EMC common stock. The number of shares of EMC common stock issuable upon the exercise of these options will be adjusted to an amount determined by dividing the number of shares of Captiva common stock that were subject to such assumed options immediately prior to the effective time by a conversion ratio, rounded down to the nearest whole share. The exercise price per share of EMC common stock subject to the assumed option will be adjusted to an amount determined by multiplying the exercise price per share of Captiva common stock subject to the option immediately prior to the effective time of the merger by a conversion ratio, rounded up to the nearest whole cent. The conversion ratio is equal to the fraction having a numerator equal to the closing price of EMC’s common stock on the closing date, as quoted on the NYSE, and having a denominator equal to $22.25.

Additional Information (Page 58)

If you have any questions about the merger or this proxy statement or, if you would like additional copies of this proxy statement or the proxy card you should call The Altman Group, our proxy solicitor, at (800) 814-4284.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this proxy statement that are not strictly historical are forward-looking statements. Forward-looking statements relating to expectations about future events or results are based upon information available to Captiva as of today’s date. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include the possibility that the proposed merger with EMC Corporation may not close and in such event Capitiva may be obligated to pay EMC a termination fee or expenses, both of which could cause Captiva’s stock price to fall and harm the business, and that it is further possible that the pending transaction might have a negative impact on Captiva’s ability to compete and close sales prior to closing, or retain key employees, such that performance prior to closing may be below expectations, which could cause Captiva’s stock price to fall and harm the business. Other factors that make estimation of future operating results uncertain include increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the SEC, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2004, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request at the address provided in “Where You Can Find More Information.”

THE PARTIES TO THE MERGER AGREEMENT

Captiva Software Corporation

We are a Delaware corporation and providing input management software solutions has been our principal business for 10 years. By leveraging state-of-the-art imaging, workflow and Internet technologies, we save organizations time and money while simultaneously improving the accuracy of data captured. We provide products and services to a broad range of customers, including businesses and government agencies around the world. Our software is used by banks, manufacturers, retailers, insurance companies, hospitals, tax authorities, business process outsourcing organizations and others to capture, perfect and route information from invoices, order forms, credit applications, insurance claims, surveys, tax forms and other documents that feed information management systems. We employ over 400 people throughout the world. Our principal executive office is in San Diego, California, and we have regional offices in San Jose, California, Park City, Utah, Westmont, Illinois, Great Britain, France, Germany, Spain, Russia and Australia. We have an extensive international network of partners and resellers skilled in the design, implementation and support of forms processing and document capture systems. Our common stock is traded on The Nasdaq National Market under the symbol “CPTV”.

EMC Corporation

EMC was incorporated in Massachusetts in 1979. EMC and its subsidiaries offer a wide range of systems, software, services and solutions that support key business processes including transaction processing, enterprise resource planning, customer relationship management, data warehousing, electronic commerce, content management, regulatory compliance, business intelligence, e-mail and web hosting. EMC’s corporate headquarters are located at 176 South Street, Hopkinton, Massachusetts 01748 and its telephone number is (508) 435-1000. Please refer to the discussion below under the caption, “Where You Can Find More Information,” for instructions on obtaining EMC’s filings with the Securities and Exchange Commission in order to learn more about EMC and its business.

Merger Sub

Epiphany Merger Corporation was incorporated in Delaware on October 17, 2005. It is a wholly owned subsidiary of EMC and was formed solely for the purpose of entering into the merger agreement with Captiva and completing the merger. Epiphany Merger Corporation has not conducted any business operations.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of our stockholders.

Date, Time and Place

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on December 23, 2005, 9:00 a.m., local time, at 10145 Pacific Heights Boulevard, San Diego, CA 92121, and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about November 22, 2005.

Matters to be Considered

At the special meeting, holders of record of our common stock as of the close of business on November 17, 2005, will consider and vote on a proposal to approve the merger and adopt and approve the Agreement and Plan of Merger dated as of October 20, 2005, among Captiva, EMC and Merger Sub, referred to in this proxy statement as the merger agreement, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Captiva will be converted into the right to receive $22.25 in cash, without interest, less any applicable tax withholding. No other business will be transacted at the special meeting other than possible postponements or adjournments of the special meeting.

Record Date and Shares Entitled to Vote; Procedures for Voting; Quorum

Our board of directors has fixed the close of business on November 17, 2005, as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. A stockholders list will be available at the principal executive office of Captiva for inspection by any stockholder entitled to vote at the special meeting beginning 10 business days before the date of the special meeting and continuing through the special meeting. As of the record date, 13,419,454 shares of our common stock were issued and outstanding. You are entitled to one vote for each share of our common stock that you hold as of the record date.

If you are a record holder of shares of our common stock on the record date, you may vote those shares of our common stock in person at the special meeting, by proxy as described below under “Voting of Proxies,” or via the telephone or the Internet, as described in “Questions and Answers about the Special Meeting and the Merger.” If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the approval of the merger agreement, is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote Required

The approval of the merger and the adoption and approval of the merger agreement require the affirmative vote of a majority of all the outstanding Captiva common stock. If you do not send in your proxy, do not instruct your broker to vote your shares or abstain from voting, it will have the same effect as a vote against the approval of the merger agreement.

Voting of Proxies

Whether or not you plan to attend the special meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted. Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies as to the proposal to approve the merger and to adopt and approve the merger agreement and in accordance with the judgment of the persons named in the proxies on all other matters that may properly come before the special meeting. Shares of our common stock represented by properly executed proxies for which no instruction is given on the proxy card will be voted FOR approval of the merger and the adoption and approval of the merger agreement.

If a quorum is not present at the meeting, or a quorum is present but sufficient votes to approve a proposal are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the common stock represented at the meeting in person or by proxy. The persons named as proxies will vote those proxies that they are entitled to vote FOR the proposal in favor of an adjournment of the meeting and will vote those proxies required to be voted AGAINST the proposal against such adjournment.

If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Please return your marked proxy card promptly so your shares can be represented at the special meeting.

Revocability of Proxies

You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways.

(1)	First, you can deliver to the Secretary of Captiva a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

(2)	Second, you can complete, execute and deliver to the Secretary of Captiva a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on December 22, 2005.

(3)	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Captiva Software Corporation at 10145 Pacific Heights Boulevard, San Diego, California 92121, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Proxy Solicitation

This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail, Internet or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock that they hold of record. We have retained The Altman Group to assist us in the solicitation of proxies, and The Altman Group will receive fees of approximately $10,000 in the aggregate, plus reimbursement of out-of-pocket expenses.

Captiva Stock Certificates

PLEASE DO NOT SEND YOUR CAPTIVA COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR CAPTIVA COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Voting Agreements

All of our directors and executive officers, each in their capacity as a stockholder of Captiva common stock, entered into voting agreements with EMC agreeing to vote the Captiva common stock they own FOR adoption and approval of the merger agreement and approval of the principal terms of the merger and to not transfer their shares of Captiva common stock (subject to certain exceptions). The obligations of our directors and executive officers under the voting agreements will terminate upon the valid termination of the merger agreement.

The execution and delivery of the voting agreements was a material condition to EMC’s willingness to enter into the merger agreement. See the section entitled “Voting Agreements” appearing on page 38 of this proxy solicitation for further discussion of these voting agreements.

THE MERGER

Background of the Merger

Our board of directors and senior management have periodically reviewed and assessed our business strategy, the trends impacting our business and a variety of strategic alternatives as part of our long-term strategy to maximize stockholder value. In February 2004, during a time of favorable stock market conditions and increasing consolidation within our industry, our board of directors began evaluating our strategic positioning and alternatives and, on February 12, 2004, engaged RBC Capital Markets Corporation (or “RBC”) to provide secondary offering and M&A advisory services and solicit interest in the company from a selected group of prospective strategic buyers.

Between February 2004 and May 2004, RBC contacted a number of prospective buyers. During that period, three of the prospects contacted by RBC expressed a potential interest in acquiring the company. One of these parties was EMC, who at the time had only recently closed, and was integrating its acquisition of, Documentum, Inc. We and Documentum had been familiar with each other’s businesses for a number of years and had various alliance agreements and strategies in place since at least July of 1997. In addition, we had a broad reseller agreement for a number of years with Documentum. In February of 2004, we entered into a non-disclosure agreement with EMC and began preliminary discussions with EMC. After performing limited due diligence, EMC declined to submit a formal offer to acquire us in 2004. A second company, Company A, also performed limited due diligence but ultimately declined to submit a formal offer and opted out of the solicitation process. A third company, Company B, made a preliminary verbal proposal to acquire us at approximately $14 per common share. At board meetings on March 16, 2004 and April 8, 2004, Reynolds C. Bish, our CEO, gave an update on our continuing discussions with these potential parties, and on our prospects to initiate a secondary public offering of our common stock. At the April 8, 2004 meeting, our board of directors decided that the Company B offer was inadequate, and we pursued no further negotiations with Company B. In the absence of a potential acquirer in an attractive price range, our board of directors decided to suspend the RBC solicitation process and proceed with a secondary offering on April 8, 2004. On May 17, 2004, the secondary offering was withdrawn due to a reduction in our stock price.

In February of 2005, David DeWalt, President of EMC’s Software Group, telephoned Mr. Bish and expressed an interest in engaging in strategic discussions. On February 17, 2005, Mr. Bish, Mr. DeWalt, Michael Cody, Vice President, Corporate Development, of EMC, and other representatives of EMC met in San Diego, California to discuss that matter. On February 25, 2005, EMC and Captiva entered into a non-disclosure agreement. That day, representatives of EMC, including Messrs. Cody and DeWalt, met with Mr. Bish and representatives of RBC at the offices of the EMC Software Group in Pleasanton, California to discuss a potential strategic transaction. On March 7, 2005, EMC provided to us a non-binding written indication of interest to acquire us at a price ranging from $14.60-$15.20 per common share, subject to a number of conditions. On March 10, 2005, RBC joined our board of directors meeting in connection with a presentation by Mr. Bish regarding the current status of our merger and acquisition activities. RBC provided our board of directors with an overview of the EMC proposal, an update on public markets and a review of the consolidation trends in the industry. Our board of directors evaluated the EMC indication of interest and decided not to pursue further discussions with EMC at that time.

On March 21, 2005, RBC provided another presentation to four of the members of our board of directors that provided an update on market conditions, discussed consolidation trends in the industry, provided analysis regarding the potential positive impact of the contemplated acquisition of SWT SA in France, reviewed and analyzed our historic trading data and provided a review and analysis of our potential strategies for increasing shareholder value, including possible acquisitions and a sale of Captiva to EMC or other parties. Based on these analyses, RBC recommended that our board of directors authorize them to re-engage in strategic discussions with EMC to determine its interest in pursuing a transaction at an increased valuation. Our board of directors re-confirmed that it did not wish to pursue further discussions with EMC at the proposed valuation levels or at those implied by the analyses presented by RBC.

On April 19, 2005, representatives of RBC again attended our board of directors meeting while Mr. Bish discussed the possibility of a stock-for-stock deal with EMC based on informal discussions with EMC representatives. At the conclusion of the meeting, our board of directors authorized Mr. Bish to continue discussions with EMC and to consider hiring another investment bank. On April 20, 2005, representatives of Lazard discussed strategic opportunities with Mr. Bish and Pat Edsell, the chairman of our board of directors. The Lazard representatives, Mr. Bish and Mr. Edsell discussed the trend of consolidation in the software sector, the implications of remaining an independent company, and potential strategies for optimizing value through a sale process. During these discussions, Mr. Bish and Mr. Edsell informed Lazard about the solicitation process that had been conducted by RBC in early 2004 and about the recent indication of interest received from EMC. On May 6, 2005, Lazard met with Mr. Bish and provided a preliminary overview of potential transaction alternatives including acquisitions we might pursue and company sale alternatives. On May 9, 2005, our board of directors formally approved an engagement letter with Lazard dated May 6, 2005 as investment banking advisor in connection with a review of strategic alternatives including acquisitions of other companies and a possible sale of Captiva.

During May 2005, Lazard reviewed various alternatives with Mr. Bish, including engaging in further discussions with EMC or other parties. In mid-May 2005, we authorized Lazard to contact EMC to notify it that Lazard had been retained to advise Captiva with respect to strategic alternatives and to discuss the conditions under which EMC might be in a position to make an acquisition proposal at a substantially higher value than its previous offer. In late-May 2005, Lazard representatives began discussing the possibility of EMC making a new acquisition proposal for us with Mr. Cody and other representatives of EMC. After Lazard spoke with EMC, on June 3, 2005, we and EMC agreed to meet to discuss business developments at Captiva in order for EMC to assess and consider a revised approach to its valuation.

On June 14, 2005, representatives of EMC and Captiva met in San Diego, California. During this meeting, they gave presentations about their respective businesses and operations and discussed the strategic rationale for a potential business combination. EMC and Captiva also discussed the feasibility, possible terms and timing of, and the process involved with, a possible business combination. At the conclusion of the meeting, Lazard presented a valuation analysis making the case that an appropriate valuation would be in the range of $20 per share or higher. At the meeting EMC offered to reflect on the new information and reconsider its valuation proposal.

On June 23, 2005, EMC submitted a new non-binding written indication of interest proposing a valuation in the range of $17.50-$18.50 per share. The indication of interest was subject to a number of conditions, including a 60-day period of exclusivity and satisfactory completion of due diligence. On June 27, 2005, our board of directors concluded that EMC’s indicated acquisition price range was inadequate, but authorized Mr. Bish and Lazard to continue discussions with EMC and to solicit the potential interest of Company C, an existing Captiva business partner. Upon taking into account such factors as previous strategic dialogues with other parties, the perceived likelihood that other parties would be in a position to make an offer to acquire us at a price that would be competitive with the price that EMC might be prepared to offer, and the potential for negative impacts to the business of a broad solicitation process, we concluded that it was not appropriate to solicit the interest of other parties at that time.

On June 29, 2005, a Lazard representative spoke with a representative of Company C. Company C indicated that it was pleased with its existing business relationship with us but did not view an acquisition of Captiva to be among its strategic acquisition priorities at that time.

In early July 2005, Mr. Cody and other representatives of EMC, Mr. Bish and other representatives of Captiva, and their respective financial advisors, Bear Stearns and Lazard, continued to discuss the potential financial terms of the proposed transaction, and the conditions under which we would permit EMC to perform additional due diligence. The parties discussed a series of price ranges at which they would be willing to commit to a process of more detailed due diligence and negotiations. On July 11, 2005, our board of directors met to discuss an oral proposal by EMC to acquire Captiva at a price range of $19-$20 per share, subject to a period of due diligence and exclusive negotiations. Our board of directors authorized Mr. Bish and Lazard to continue to negotiate with EMC the terms of a formal written indication of interest consistent with the terms outlined. On July 13, 2005, EMC provided to Captiva a new written non-binding indication of interest outlining the general terms of a possible transaction and a proposed indication of interest range of $19-$20 per share, with a final value to be confirmed based on completion of due diligence and other conditions. Later that day, our board of directors met to review the EMC proposal and concluded that it was in the interest of the company and our shareholders to permit EMC to conduct its due diligence and pursue negotiations toward a possible sale transaction. Captiva and EMC subsequently executed a formal but non-binding letter of intent committing to a period of exclusive negotiations.

EMC began its formal due diligence process on July 25, 2005. On July 25 and July 26, 2005, representatives of Captiva, including Mr. Bish, Rick Russo, Chief Financial Officer, Howard Dratler, Executive Vice-President of Field Operations, James Vickers, Chief Marketing Officer and James Nicol, Executive Vice-President of Product Development met in San Diego, California with representatives of EMC, including Mr. Cody and Mark Link, Senior Vice President and Chief Accounting Officer, and representatives of EMC’s and Captiva’s respective legal and financial advisors, to discuss the due diligence process and Captiva’s business operations. Between July 25, 2005 and October 20, 2005, representatives of both EMC and Captiva, along with their respective financial and legal advisors, engaged in numerous discussions regarding Captiva’s business and operations and discussed various due diligence issues in connection with a potential business combination transaction.

During these discussions, our share price increased from $15.41 per share on July 13, 2005, the date of the letter of intent, to $20.90 per share on August 15, 2005, above the top-end of the proposed offer range of $19 to $20 per share. On August 15, 2005, Mr. Bish and Mr. DeWalt had lunch in Newport Beach, California to discuss the potential business and operational issues related to the acquisition of Captiva by EMC. On August 18 and 19, 2005, representatives of Captiva, including Mr. Bish, and representatives of EMC, including Mr. Cody, and their respective legal and financial advisors met in Boston, Massachusetts, in order to discuss the terms of the proposed merger and related issues. On August 22, 2005, Mr. Cody notified Mr. Bish that EMC was unable to justify a transaction price that was at a meaningful premium to the then-current market price of our common stock. EMC proposed a suspension of acquisition discussions but indicated a willingness to consider renewing those discussions at a future date if the stock price experienced a correction or if our operating results warranted a higher value. On August 23, 2005, the parties decided to terminate formal acquisition discussions.

In late September 2005, Captiva provided to EMC a preview of its projected financial results for the quarter ending September 30, 2005. On October 5, 2005, EMC made a formal non-binding indication of interest in acquiring Captiva at a price of $22.25 per share in cash, subject to a number of conditions. On October 6, 2005, our board of directors authorized our management and Lazard to pursue an agreement based on the proposed offer price. Between October 12, 2005 and October 14, 2005, representatives of Captiva and EMC, including Mr. Bish and Mr. Cody and their respective legal and financial advisors, met in New York, New York and Hopkinton, Massachusetts in order to discuss the terms of the proposed merger agreement and related issues, including general terms of employment agreements and employee retention.

On October 17, 2005, our board of directors held a special meeting and received an update on the status of the negotiations. During this meeting:

•	Mr. Bish updated our board of directors on developments since its October 6, 2005 meeting, including the status of final issues in the negotiations with EMC;

•	Mr. Bish apprised our board of directors of the proposed employment agreements between Messrs. Bish, Nicol and Dratler and EMC which would become effective upon closing of the proposed merger and other interests of management in the transaction; and

•	a representative of Dechert LLP outlined the key terms of the merger agreement and legal duties and responsibilities of our board of directors.

At the end of this meeting, our board of directors gave guidance to Mr. Bish and our legal and financial advisors about how to proceed on the open final issues and directed that the parties work to promptly finalize the merger agreement.

On October 18, 2005, our board of directors held a special meeting and received an update on the status of negotiations. During this meeting, representatives of Lazard reviewed with our board of directors Lazard’s financial analysis with respect to the proposed transaction. Following its presentation, Lazard delivered its oral opinion to our board of directors, later confirmed by a written opinion dated October 20, 2005, that, as of the date and subject to the matters and assumptions to be set forth in the opinion, the $22.25 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights). At the end of this meeting, our board of directors gave guidance to Mr. Bish to continue discussions.

From October 18 through October 20, 2005, representatives of Captiva and EMC continued to finalize the proposed business combination. Among other things, the parties reviewed certain terms of the proposed transaction, including certain terms of the latest versions of the merger agreement, the disclosure schedules to the merger agreement provided by Captiva and the terms and conditions of the employment agreements for the Captiva key employees.

On October 20, 2005, our board of directors held a special meeting to consider whether to approve the merger agreement. During this meeting:

•	Mr. Bish updated our board of directors of developments since its October 18, 2005 meeting, including the status of final issues in the negotiations with EMC;

•	Mr. Bish apprised our board of directors on the proposed employment agreements between certain executive officers, including Mr. Bish, and EMC, which would become effective upon closing of the proposed merger, and other interests of management in the transaction;

•	a representative of Dechert LLP outlined the key terms of the merger agreement and legal duties and responsibilities of the board of directors; and

•	representatives of Lazard confirmed to our board of directors that its oral opinion delivered on October 18, 2005 had not changed, later confirmed by a written opinion dated October 20, 2005, that, as of such date, and subject to the matters and assumptions set forth in the opinion, the $22.25 per share in cash consideration was fair, from a financial point of view, to the holders of our common stock (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights).

After extensive discussion and deliberation on the proposed transaction, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of the Captiva stockholders, approved the merger agreement and its execution and resolved to recommend that our stockholders adopt the merger agreement.

After the close of business on October 20, 2005, following the approvals of the merger and the merger agreement by Captiva’s and Merger Sub’s respective boards of directors and the prior approval of EMC’s board of directors, the parties executed the merger agreement, EMC entered into voting agreements with Captiva’s directors and executive officers and EMC entered into employment agreements with certain key executives of Captiva, including Mr. Bish.

Reasons for the Merger; Recommendation of our Board of Directors

Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Captiva and our stockholders, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that our stockholders approve the merger and approve and adopt the merger agreement.

In reaching its determination, our board consulted with our management, as well as its legal and financial advisors, and considered the following material factors.

Factors Relating to the Transaction Generally:

•	increased competition and pricing pressures experienced by Captiva in recent years;

•	trends in the industry;

•	the size and competitive advantages of our major competitors;

•	the strategic value of Captiva to potential buyers;

•	our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects;

•	the nature of our business and the industry in which we compete, and current industry, economic and global market conditions, both on a historical and on a prospective basis;

•	the opportunity for our stockholders to realize greater value than the value likely to be realized by our stockholders in the event we remained independent;

•	our board’s conclusion, after review of the possible alternatives to a sale of Captiva, including remaining independent and growing our business organically and pursuing a strategy of growth through acquisitions, the value to our stockholders of such alternatives, and the timing and likelihood of actually achieving additional value from these alternatives, that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received in the merger;

•	the fact that discussions with potential strategic parties over the last two years had not resulted in an offer to acquire Captiva or entry into another strategic transaction involving Captiva that we consider to be superior to the offer made by EMC;

•	EMC’s capital resources to pay the merger consideration;

•	the fact that the merger is not subject to any financing condition;

•	the fact that if we fail to complete the acquisition by EMC, we might not receive another offer from EMC;

•	the reasonable certainty of consummation of the merger;

•	our assessment as to the low likelihood that a third party would offer a higher price than EMC; and

•	the ability of our board of directors, under the limitations and requirements in the merger agreement, to furnish information to and conduct negotiations with a third party and to accept a superior proposal upon the payment to EMC of a termination fee of $11,585,000 plus reimbursement of EMC’s expenses up to a maximum amount of $3,000,000.

Factors Relating to the Specific Terms of our Merger Agreement with EMC:

•

the merger consideration of $22.25 per share to be received by our stockholders represents a substantial premium to the historic trading prices of our common stock. The merger consideration represents a premium of approximately 25% over the closing price of our common stock on October 19, 2005 (the trading day immediately preceding the day prior to the date of execution of the merger agreement), and premiums of approximately 23% and 18% over the average closing prices for the 30 and 60 calendar day periods prior to the execution of the merger agreement;

•	the merger consideration consists solely of cash, which provides certainty of value to our stockholders;

•	EMC has adequate capital resources to pay the merger consideration;

•	our board of directors may, subject to the limitations and requirements contained in the merger agreement, furnish information to and conduct negotiations with a third party in certain circumstances;

•	the merger agreement provides reasonable certainty of consummation, because it includes limited conditions to EMC’s obligation to complete the merger, including: accuracy of our representations and warranties and compliance with our obligations under the merger agreement, the absence of a material adverse effect upon us, the completion of antitrust approvals and the maintenance of employment agreements between certain of our key executives and EMC;

•	EMC is generally obligated to close the merger notwithstanding any breaches of Captiva’s representations and warranties, unless those breaches would have a material adverse effect on Captiva;

•	although EMC has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on Captiva as a whole, the effects of changes in general economic and industry conditions, to the extent such changes do not disproportionately affect Captiva, are excluded in determining whether any material adverse effect has occurred if Captiva can prove they were the cause of the material adverse effect;

•	the merger must be approved and the merger agreement must be adopted and approved by a vote of a majority of our outstanding shares of common stock;

•	the presentation of Lazard on October 18, 2005 and its oral opinion, which opinion was subsequently confirmed in writing on October 20, 2005, to the effect that as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $22.25 in cash per share of Captiva common stock to be received by the holders of Captiva common stock pursuant to the merger agreement was fair, from a financial point of view to such holders (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights). The full text of Lazard’s written opinion is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We urge you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion; and

•	the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and re-evaluation by our board of directors of the likely time period necessary to close the transaction.

Potential Negative Factors Relating to the Transaction:

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	we will no longer exist as an independent company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	there are risks and uncertainties related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationship with third parties;

•	the taxability of the transaction to our stockholders;

•	the merger agreement precludes us from soliciting alternative proposals;

•	certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “—Interests of Certain Persons in the Merger;”

•	we may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise; and

•	we are obligated to pay to EMC a termination fee of $11,585,000 plus reimbursement of EMC’s expenses up to a maximum amount of $3,000,000 if the merger agreement is terminated under certain circumstances. It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Opinion of our Financial Advisor

Under an agreement dated May 6, 2005, we retained Lazard to act as our investment banker in connection with the merger. As part of that engagement, we requested that Lazard evaluate the fairness, from a financial point of view, to our shareholders of the consideration to be paid to such holders in the merger. Lazard delivered an oral opinion to our board of directors on October 18, 2005, subsequently confirmed by a written opinion, dated October 20, 2005, that, as of that date, based upon and subject to certain assumptions, factors and qualifications set forth therein, the $22.25 per share cash merger consideration was fair, from a financial point of view, to the holders of our common stock (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights).

The full text of the Lazard opinion is included as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to our board of directors and only addresses the fairness, from a financial point of view, to the holders of our common stock (other than EMC or any of its wholly owned subsidiaries or Captiva and any shareholder who is entitled to demand and properly demands appraisal rights) of the $22.25 per share in cash to be paid to such holders in the merger. Lazard’s written opinion does not address the merits of the underlying decision by Captiva to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, October 20, 2005. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are encouraged to read the entire opinion.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions contained in a draft of the merger agreement dated October 20, 2005, and Lazard was advised by the board of directors that such draft merger agreement did not differ materially from the final merger agreement;

•	analyzed certain historical publicly available business and financial information relating to us;

•	reviewed various financial forecasts and other data provided to Lazard by us relating to our business;

•	held discussions with members of our senior management with respect to our business and prospects;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to our business;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to ours, and in other industries generally;

•	reviewed the historical stock prices and trading volumes of our common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of our assets or liabilities, or concerning our solvency or fair value. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Lazard did not assume any responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the draft agreement provided to it, without any waiver of any material terms or conditions by us and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on us or the merger. Lazard also assumed that the executed agreement would conform in all material respects to the draft agreement provided to it. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which we advised Lazard that we had obtained such advice as we deemed necessary from qualified professionals.

In rendering its opinion, Lazard was not authorized to broadly solicit, and Lazard confirmed that it did not broadly solicit, other parties regarding a potential transaction with us, nor was Lazard requested to consider, and its opinion does not address, the relative merits of the merger as compared to any other transaction in which we might have engaged. In addition, Lazard does not express any opinion as to the price at which our common stock might trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate in connection with rendering its opinion. The following summaries of financial analyses include information included in tabular format. You should read these tables together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Comparable public companies analysis. Lazard reviewed selected publicly available financial and other data of certain companies having businesses or other characteristics that it deemed reasonably comparable to us.

FileNet Corporation, Nuance Communications, Inc. (f.k.a. ScanSoft, Inc.), Open Text Corporation, Autonomy Corporation plc, Vignette Corporation, Hummingbird Ltd., Interwoven, Inc., Verity, Inc., Dicom Group plc, Stellent, Inc., Mobius Management Systems, Inc., ReadSoft AB, Captaris, Inc., DocuCorp International, Inc. and I.R.I.S. Groep N.V. were selected as the comparable companies because they are publicly traded companies of comparable size whose principal line of business is most similar to ours (enterprise content management companies).

The forecasted financial information for Captiva used by Lazard in the course of this analysis included two cases, one based on projections furnished to Lazard by our management, and the second based on the average of the latest estimates published by the institutions that participate in the Institutional Brokers’ Estimate System (or “IBES”). The forecasted financial information used by Lazard for the comparable public companies in the course of this analysis was based on IBES consensus forecasts or on recent research estimates published by leading Wall Street institutions that Lazard believed to be representative of IBES consensus forecasts. The historical financial information used by Lazard in the course of this analysis was based on publicly available historical information. As the comparable companies analysis is based on the value of each company on a stand-alone basis (and not in the context of a change of control transaction), Lazard did not give effect to the change of control distribution in the comparable companies analysis. Calculations were made based on the closing price per share of each company’s stock as of October 17, 2005. Subsequently Lazard orally updated its presentation to our board of directors with respect to comparable companies analysis performed by Lazard in evaluating the implied per share value of our common stock to reflect the closing prices on October 19, 2005, which was the date of the last unaffected closing price of our common stock prior to the announcement of the merger. The results of the updated presentation did not differ in any meaningful way from the presentation made by Lazard based on the closing price of each company’s common stock on October 17, 2005.

For each of the selected comparable companies and our company, Lazard derived and compared the total enterprise value of each comparable company as a multiple of estimated earnings before interest, taxes and amortization (or “EBITA”) for fiscal 2005 and 2006. Enterprise value was calculated as equity value plus debt less cash and cash equivalents.

The results of the analysis were as follows:

Enterprise Value as a Multiple of EBITA:

			EBITA Multiple
Company	Equity Value	Enterprise Value	2005 estimated		2006 estimated
FileNet Corporation	$1.194	$808	16.7	x	14.5	x
Nuance Communications, Inc. (f.k.a. ScanSoft, Inc.)	824	769	28.0		12.3
Open Text Corporation	676	600	13.8		8.8
Autonomy Corporation plc	616	542	19.5		12.1
Vignette Corporation	484	285	25.7		21.1
Hummingbird Ltd.	377	287	8.9		6.5
Interwoven, Inc.	358	217	17.9		13.3
Verity, Inc.	353	161	15.5		7.5
Dicom Group plc	308	345	15.4		15.1
Stellent, Inc.	253	185	32.6		18.2
Mobius Management Systems, Inc.	114	80	nm		21.1
ReadSoft AB	112	109	14.2		10.5
Captaris, Inc.	107	54	nm		7.6
DocuCorp International, Inc.	82	85	25.5		11.9
I.R.I.S. Groep N.V.	68	59	12.4		10.8
Comparable company median			16.7	x	12.1	x
Captiva management forecast		$307	20.5	x	14.8	x
Captiva—IBES forecast		$307	21.8	x	16.5	x

For each of the selected comparable companies and Captiva, Lazard compared closing prices to estimated earnings per share for fiscal year 2005 and 2006. For foreign companies, the price per share was converted from local currency to USD based on closing exchange rates as of October 17, 2005. The results of the analysis were as follows:

Closing Price as a Multiple of EPS:

		P/E Multiple (IBES)
Company	Closing price on 10/17/2005	2005 estimated		2006 estimated
FileNet Corporation	$27.58	32.1	x	27.2	x
Nuance Communications, Inc. (f.k.a. ScanSoft, Inc.)	5.30	24.1		17.7
Open Text Corporation	13.59	16.3		13.8
Autonomy Corporation plc	5.72	26.1		19.6
Vignette Corporation	16.11	34.8		31.9
Hummingbird Ltd.	21.50	16.2		14.0
Interwoven, Inc.	8.48	34.5		26.8
Verity, Inc.	9.95	28.4		23.2
Dicom Group plc	13.94	15.3		13.2
Stellent, Inc.	8.63	33.2		25.1
Mobius Management Systems, Inc.	5.83	nm		29.2
ReadSoft AB	3.67	21.1		17.2
Captaris, Inc.	3.68	nm		23.0
DocuCorp International, Inc.	6.66	25.7		17.6
I.R.I.S. Groep N.V.	43.91	20.2		17.3
Comparable company median		25.7	x	19.6	x
Captiva management forecast		32.3	x	24.0	x
Captiva—IBES forecast		34.2	x	27.8	x

Applying the derived EBITA and P/E multiples to the appropriate EBITA and cash EPS data for Captiva based on each of management estimates and IBES estimates, Lazard determined two ranges of implied enterprise values of Captiva. Lazard determined ranges of equity values and divided by fully diluted shares outstanding to determine a range of implied per share values, based one each of management’s estimates and IBES estimates. Based on this analysis, Lazard calculated a range for the implied per share value of our common stock of $17.65 to $18.95 based on management estimates for Captiva and $15.65 to $18.10 based on IBES estimates for Captiva. Lazard noted that the cash merger consideration offered to holders of our common stock was above each of these ranges.

Precedent Transactions Analysis. Lazard reviewed selected publicly available financial information for merger and acquisition transactions in the enterprise content management software sector since 2002. Seventeen transactions were selected as comparable for purposes of the precedent transactions analysis because they involved acquisitions since 2002 of companies whose principal line of business is similar to that of Captiva. The financial information used by Lazard in the course of this analysis was based on historical information. As the precedent transactions analysis is based on the value of each company in a change of control context, Lazard gave effect to the change of control distribution in the precedent transactions analysis. Of the precedent transactions evaluated by Lazard, Lazard selected the following transactions for its precedent transaction analysis:

Announcement Date	Aquiror(s)	Target

August 22, 2005	BEA Systems, Inc.	Plumtree Software, Inc.

February 2, 2004	Verity, Inc.	Cardiff Software, Inc.

May 9, 2005	Scansoft, Inc.	Nuance Communications, Inc.

January 11, 2004	Stellent, Inc.	Optika Inc.

April 22, 2004	TIBCO Software, Inc.	Staffware PLC

December 17, 2004	Siebel Systems, Inc.	edocs, Inc.

January 22, 2004	Vignette Corporation	Tower Technologies, Inc.

April 24, 2003	Scansoft, Inc.	SpeechWorks International, Inc.

October 3, 2002	Documentum, Inc.	eRoom Technology, Inc.

August 6, 2003	Interwoven, Inc.	iManage, Inc.

October 12, 2004	Iron Mountain Incorporated	Connected Corporation

October 21, 2003	Open Text Corporation	iXOS Software AG

April 6, 2004	WebMD Health Corp.	dakota imaging, inc.

January 21, 2003	Microsoft Corporation	PlaceWare, Inc.

July 7, 2003	EMC Corporation	Legato Software

June 30, 2005	Parametric Technology Corporation	Arbortext, Inc.

October 14, 2003	EMC Corporation	Documentum, Inc.

These 17 transactions were selected because of similarities in the principal line of business of the target (enterprise content management), similarities in the relative size of the acquirer and target, and because there was adequate financial information available with respect to the transactions.

For each of the precedent transactions, Lazard derived and compared the transaction value, as disclosed, as a multiple of revenues, in each case for the twelve-month period immediately prior to the announcement of the transaction for which results were available. Due to the low profitability of many targets in comparable precedent transactions, EBITA multiple comparisons were not deemed an appropriate valuation metric. The results of this analysis were as follows:

Transaction Value as a Multiple of revenues over the twelve months prior to announcement of the transaction:

High	6.53x 3.29x 3.12x 1.45x
Mean
Median
Low

Applying each of the derived revenue mean and median multiples to our revenue data, as adjusted to give effect to our acquisition of SWT SA in France for each of the last 12 months and based on our 2005 estimated revenue data, Lazard determined a range of implied enterprise values of Captiva. Lazard added back our cash and cash equivalents to determine a range of equity values and divided by fully diluted shares outstanding to determine a range of implied per share values.

Based on this analysis, Lazard calculated ranges for the implied per share value of our common stock of $20.55 to $21.93 based on the mean multiple and a range of $19.64 to $20.95 based on the median multiple. Lazard noted that the $22.25 per share in cash to be paid to holders of our common stock in the merger was above both ranges of implied price per share. Lazard also calculated implied price per share values based on the high and low multiples and calculated a range based on the high and low multiples of $37.88 and $10.46 per share, and noted that the $22.25 per share in cash to be paid to holders of our common stock in the merger was within the range of implied price per share.

Discounted Cash Flow Analysis. Based on our pro forma revenues giving effect to the SWT acquisition and our management’s estimates, both including and excluding equity compensation expenses accounted for pursuant to Statement of Financial Accounting Standards No. 123(R), Lazard performed a discounted cash flow analysis to determine a range for the implied per share value of our common stock. Lazard derived this range by calculating the present value at September 30, 2005 of our estimated future unlevered free cash flow for Q4 2005 and for the full years 2006 through 2010 based on estimated EBITA, and adjusted for the estimated value of taxes, depreciation and amortization, changes in net working capital, and capital expenditures. In each case, present values were calculated using discount rates ranging from 12.0% to 14.0%, which Lazard viewed as appropriate based on the weighted average cost of capital of Captiva. Lazard calculated the terminal value using a range of terminal year EBITA exit multiples of 9.5x to 11.5x, which Lazard selected based on a number of factors, including the multiples derived in the precedent transactions analysis and the trading multiples derived in the comparable companies analysis. Forecasted financial information was based on estimates provided to Lazard by our management. Lazard calculated implied share values on a stand-alone basis (and not in the context of a change of control transaction). Accordingly, Lazard did not give effect to any change of control distribution in the discounted cash flow analysis. The results of the analysis based on data including FAS 123(R) expenses were as follows:

	Implied Shares Prices at Various 2010 EBITA Multiples (including FAS 123(R) expenses)
Discount Rate	9.5x	10.5x	11.5x
12.0%	$17.20	$18.42	$19.64
13.0%	16.65	17.82	18.99
14.0%	16.12	17.25	18.37

Based on the lowest and highest share prices implied by this analysis, Lazard derived a range for the implied per share value of our common stock of $16.12 to $19.64. Lazard noted that the $22.25 per share in cash to be paid to holders of our common stock in the merger was above this range.

The results of the analysis based on data excluding FAS 123(R) expenses were as follows:

	Implied Shares Prices at Various 2010 EBITA Multiples (excluding FAS 123(R) expenses)
Discount Rate	9.5x	10.5x	11.5x
12.0%	$20.29	$21.74	$23.19
13.0%	19.62	21.02	22.41
14.0%	19.00	20.33	21.67

Based on the lowest and highest share prices implied by this analysis, Lazard derived a range for the implied per share value of our common stock of $19.00 to $23.19. Lazard noted that the $22.25 per share in cash to be paid to holders of our common stock in the merger was within this range.

Premiums paid analysis. Lazard reviewed publicly available information regarding selected acquisition transactions since 2002 with transaction values greater than $100 million, including transactions involving all cash consideration, but which excluded mergers of equals. For each transaction selected, Lazard analyzed, as of the announcement date, the premium offered by the acquirer to the target’s closing price one day, one week and one month prior to the announcement of the transaction. For the year 2005, the median of premiums ranged from 14.3% to 27.4%. For the period 2002 to 2005, the median of premiums for each of these periods ranged from 25.4% to 32.5%. Lazard applied the 2005 median of premium ranges to the closing price of our common stock on October 17, 2005 of $18.00, the closing price of our common stock on October 10, 2005 and on September 17, 2005, to calculate a range of implied per share equity values for our common stock of approximately $20.57 to $25.01. Lazard also applied the 2002 through 2005 median of premium ranges to the closing price of our common stock on October 17, 2005 of $18.00, the closing price of our common stock on October 10, 2005 and on September 17, 2005, to calculate a range of implied per share equity values for our common stock of approximately $22.57 to $26.02. Lazard noted that the $22.25 cash merger consideration per share was well within the first range and slightly below the bottom end of the second range.

Miscellaneous

The preparation of financial analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting the portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying Lazard’s presentation to our board of directors. In formulating its presentation to our board of directors, Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, Lazard formulated its presentation on the basis of its experience and professional judgment after considering the results of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the transactions contemplated by the merger agreement or the merger. The analyses were prepared solely for the purpose of Lazard rendering advice to our board of directors in connection with its consideration of the merger, and those analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than set forth in the analyses. You should understand that estimates of values and forecasts of future results contained in the analyses, whether publicly available or provided by our management, were based upon numerous assumptions and forecasts with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Captiva and Lazard and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we, Lazard nor any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

In connection with Lazard’s services as our board of directors’s investment banker, we agreed to pay Lazard (a) $1,000,000 upon the earlier of delivery of an opinion to our board of directors and announcement of a transaction, and (b) a fee payable upon closing of a transaction equal to 1.00% of the “aggregate consideration” paid to the holders of our common stock (to be offset by the amount paid under (a)). For the purposes of the fee, “aggregate consideration” means the number of shares of our common stock, on a fully diluted basis as customarily calculated, purchased in the merger multiplied by the final per share consideration at which the merger is consummated. We have also agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including attorneys’ fees) and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws. Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard and its affiliates provide a full range of financial advisory and securities services and, in the ordinary course of their normal trading activities, from time to time may effect transactions and hold securities, including derivative securities of our common stock, for its own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to our board of directors because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with Captiva.

Lazard prepared these analyses for the purpose of providing an opinion to our board of directors as to the fairness from a financial point view of the $22.25 per share of cash consideration to be received by the holders of our common stock. The $22.25 per share in cash consideration to be received by the holders of Captiva common stock pursuant to the merger agreement was determined through arm’s-length negotiations between Captiva and EMC and was approved by our board of directors. Lazard did not recommend any specific merger consideration to Captiva or that any given merger consideration constituted the only appropriate merger consideration for the merger.

As described above, the opinion of Lazard was one of many factors taken into consideration by our board of directors in making the determination to approve the merger and the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board of directors with respect to the merger consideration of $22.25 per share or of whether our board of directors would have been willing to agree to a different merger consideration. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of Captiva.

Prior to our board of directors’ engagement of Lazard, our board of directors engaged RBC to provide merger and acquisition advisory services. Pursuant to our engagement letter with RBC, dated February 17, 2004, Captiva agreed to pay RBC a fee contingent upon consummation of the merger and has agreed to indemnify RBC against certain liabilities arising out of its engagement, including liabilities under the federal securities laws. The fee payable to RBC upon the consummation of the merger shall equal 1.25% of the “aggregate transaction value.” For the purpose of this fee, “aggregate transaction value” means the total cash consideration to be paid by EMC to our stockholders pursuant to the merger agreement.

Material United States Federal Income Tax Consequences

General

The following is a summary of the material United States federal income tax consequences of the merger to our stockholders whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects that could affect the continuing validity of this discussion. The discussion applies only to stockholders that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally speaking, stock held for investment purposes) and who neither own (directly or indirectly) nor are deemed to own 5% or more of our stock. This discussion does not apply to shares of common stock received pursuant to the exercise of employee stock options or otherwise as compensation, to stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, retirement plans, financial institutions, broker-dealers, traders and persons that mark-to-market their securities) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences of the merger to any stockholder who, for United States federal income tax purposes, is a United States expatriate, a non-resident alien individual who uses a “functional currency” other than the United States dollar, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than income tax.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE MERGER ON A BENEFICIAL HOLDER OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Consequences of the Merger to Captiva Stockholders

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares of common stock is more than one year at the time of completion of the merger. For non-corporate stockholders, including individuals, long-term capital gain is generally subject to a maximum rate of 15% under current law. Certain limitations apply to the use of a stockholder’s capital losses. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Stockholders that hold separate blocks of stock should consult their tax advisors with respect to these rules.

Dissenting Holders

A stockholder who receives payment for shares in cash in connection with the exercise of appraisal rights will recognize gain or loss, for federal income tax purposes, measured by the difference between the stockholder’s adjusted tax basis in such shares and the amount of cash received.

Information Reporting and Backup Tax Withholding

Under the “backup withholding” provisions of United States federal income tax law, the exchange agent for the merger may be required to withhold and pay over to the Internal Revenue Service (the “IRS”), a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

If you are a United States person (as defined for United States federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the exchange agent and submitting the completed IRS Form W-9 (or substitute form) to the exchange agent when you submit your stock certificate(s) following the effective time of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER GIVEN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders. These interests may create potential conflicts of interests. Our board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Each of our executive officers is currently a party to an employment agreement with Captiva which generally provides that if such executive’s employment is terminated during the one-year period following a change in control of Captiva (other than for cause or by the executive without “good reason”), the executive is entitled to receive certain severance payments. Mr. Bish is entitled to severance payments—

•	if terminated without cause, equal to 24 times his monthly base salary in effect at the time of termination and payments of Captiva’s monthly contribution for health benefits in effect at the time of termination for two years, provided that he timely elects coverage under COBRA and

•	if he terminates his employment for good reason, equal to 12 months times his monthly base salary in effect at the time of termination and payments of Captiva’s monthly contribution for health benefits in effect at the time of termination for 12 months, provided that he timely elects coverage under COBRA.

Messrs. Dratler, Nicol, Russo, Vickers and Weller are each entitled to severance payments—

•	if terminated without cause, equal to 12 times his monthly base salary in effect at the time of termination and payments of Captiva’s monthly contribution for health benefits in effect at the time of termination for 12 months, provided that they timely elect coverage under COBRA and

•	if they terminate their employment for good reason, equal to six times his monthly base salary in effect at the time of termination and payments of Captiva’s monthly contribution for health benefits in effect at the time of termination for six months, provided that they timely elect coverage under COBRA.

In connection with the execution of the merger agreement, each of Messrs. Bish, Nicol and Dratler has entered into new executive employment agreements with EMC, which will be effective as of and subject to the closing of the merger, pursuant to which they will waive their rights to the severance payments payable from us under their current employment agreements. Pursuant to the new agreements with EMC, each of Messrs. Bish, Nicol and Dratler will become an employee of EMC upon the closing of the merger and will serve for a one-year period following the merger. Pursuant to the agreements, each of them will receive a specified salary during such period and upon any termination of employment with EMC, the executive officer will receive the severance payable under his current employment agreement with Captiva after a change of control. In addition, under the terms of the new employment agreement with EMC, if one of these executive officer’s employment is terminated prior to the end of the term by EMC without “cause” or by the executive officer for “good reason,” he will receive a payment of all accrued but unpaid base salary and all base salary amounts due until the expiration of the term. Furthermore, Mr. Bish will receive a pro rated portion of EMC’s performance target bonus of up to an aggregate total of $167,500, and a pro rated portion of a maximum amount of the incentive bonus equal to $500,000, Mr. Dratler will receive a pro rated portion of EMC’s performance target bonus of up to an aggregate total of $120,010, and a pro rated portion of a maximum amount of the incentive bonus equal to $500,000, and Mr. Nicol will receive will receive a pro rated portion of EMC’s performance target bonus of up to an aggregate total of $77,175, and a pro rated portion of a maximum amount of the incentive bonus equal to $100,000.

Mr. Bish will receive a monthly base salary of $27,916 and will be eligible for a performance target bonus of up to an aggregate total of $167,500 and a one-time incentive bonus with a target amount equal to $500,000.

Mr. Dratler will receive a monthly base salary of $18,333 and will be eligible for a performance target bonus of up to an aggregate total of $120,010 and a one time incentive bonus with a target amount equal to $500,000. Mr. Dratler is eligible to receive an additional bonus of $70,000.

Mr. Nicol will receive a monthly base salary of $18,375 and will be eligible for a performance target bonus up to a maximum of $77,175 and a one-time incentive bonus with a target amount equal to $100,000.

The executive officers are eligible for other employee benefits, including participation in benefit plans for employees generally, expense reimbursement policies and automobile allowance.

The executive officers have retained their rights to receive a “gross-up” payment in the event that payments made to them become subject to golden parachute excise taxes; such gross-up will, if applicable, be in an amount sufficient to put the executive in the same after tax position that he would have been in had no excise tax been imposed on his payment.

In addition, as of November 17, 2005 our executive officers and the members of our board of directors held, in the aggregate, unvested options with respect to 380,708 shares of Captiva common stock. Pursuant to the terms of the stock option agreements, if such executive officer’s employment is terminated (other than for cause or by the executive without “good reason”) or if such board member’s service is terminated during the one-year period following a change in control of Captiva, the vesting of such shares will be fully accelerated as of the termination of employment or other services after a change of control. Each of our board member’s service will be terminated upon the closing of the merger. See “Summary—Stock Options” for a discussion of the conversion of Captiva options to EMC options pursuant to the merger agreement.

Pursuant to the merger agreement, all rights to indemnification, advancement of litigation expenses and limitation of personal liability in favor of our directors and officers for acts or omissions occurring prior to the merger as provided in Captiva’s certificate of incorporation and bylaws will survive the merger and EMC shall assume Captiva’s obligations in respect thereof as to any claims asserted prior to or within a six-year period after the effective time. For six years, EMC will maintain in effect Captiva’s current (or comparable) directors’ and officers’ liability insurance policy covering current directors and officers of Captiva, except that it will not be required to pay more than 150% of the annual premium currently paid by Captiva for such coverage.

Appraisal Rights

Holders of record of Captiva common stock on the record date for the special meeting who continue to hold those shares through the date of the merger and who do not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights. A person having a beneficial interest in shares of Captiva common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “shareholder,” “stockholder” or “holder” are to the record holder of the shares of Captiva common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of Captiva common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Captiva common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of Captiva common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by Captiva stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of these shares of Captiva common stock on the record date for the special meeting. The applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any Captiva stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Captiva common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and must deliver to Captiva before the taking of the vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Captiva stockholder meeting a written demand for appraisal of their shares of Captiva common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform Captiva of the identity of the stockholder and of the stockholder’s intent to demand appraisal of the stockholder’s shares. A holder of Captiva common stock wishing to exercise appraisal rights must be the record holder of the shares of Captiva common stock on the record date for the special meeting and on the date the written demand for appraisal is made and must continue to hold those shares through the effective date of the merger. Accordingly, a holder of shares of Captiva common stock who is the record holder of those shares on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to consummation of the merger, will lose any right to appraisal in respect of those shares.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

Only a holder of record of Captiva common stock on the record date for the Captiva special meeting is entitled to assert appraisal rights for the shares of Captiva common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If shares of Captiva common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if shares of Captiva common stock are held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds shares of Captiva common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Captiva common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the shares of Captiva common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Captiva common stock as to which appraisal is sought. When no number of shares of Captiva common stock is expressly mentioned, the demand will be presumed to cover all Captiva common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Captiva Software Corporation, 10145 Pacific Heights Boulevard, San Diego, California 92121, Attention: Corporate Secretary.

Within 10 days after the effective date of the merger, Captiva, or its successor in interest, which we refer to generally as the surviving company, will notify each former Captiva stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving company or any former Captiva stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Captiva common stock that are entitled to appraisal rights. None of EMC, the surviving company or Captiva is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of Captiva common stock. Accordingly, it is the obligation of Captiva stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Captiva stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of Captiva common stock not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Captiva common stock. These statements must be mailed within 10 days after a written request therefore has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Captiva stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former Captiva stockholders who have demanded appraisal of their shares of Captiva common stock and with whom agreements as to value have not been reached. After notice to such former Captiva stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former Captiva stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of

Chancery may require the former Captiva stockholders who demanded appraisal of their shares of Captiva common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Captiva stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Captiva common stock, determine their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Captiva stockholders considering seeking appraisal should be aware that the fair value of their shares of Captiva common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Captiva common stock.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Captiva stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Captiva stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Captiva common stock entitled to appraisal.

Any holder of Captiva common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Captiva common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Captiva common stock (except dividends or other distributions payable to holders of record of Captiva common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of shares of Captiva common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Captiva common stock will be converted into the right to receive the consideration payable with respect to those shares of Captiva common stock in accordance with the merger agreement (without interest). A Captiva stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Captiva or the surviving company, as the case may be, a written withdrawal of the demand for appraisal. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Captiva stockholder will be entitled to receive the consideration payable with respect to their shares of Captiva common stock in accordance with the merger agreement (without interest). Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Voting Agreements

Our directors and executive officers, each in their capacity as a stockholder of Captiva common stock, entered into voting agreements with EMC agreeing to vote the shares of Captiva common stock they own FOR the adoption and approval of the merger agreement and approval of the principal terms of the merger and to not transfer their shares of Captiva common stock (subject to certain exceptions). The obligations of the directors and executive officers under the voting agreements will terminate upon valid termination of the merger agreement. The execution and delivery of the voting agreement was a material condition to EMC’s willingness to enter into the merger agreement. As of November 17, 2005, our directors and executive officers beneficially own an aggregate of 7.2% of the outstanding shares of Captiva common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.

THE REPRESENTATIONS AND WARRANTIES GIVEN BY CAPTIVA IN THE MERGER AGREEMENT ARE NOT INTENDED TO BE FOR THE BENEFIT OF OUR STOCKHOLDERS BUT RATHER ARE SOLELY FOR THE BENEFIT OF EMC AND ITS WHOLLY OWNED MERGER SUB TO BE USED IN THE MERGER. THESE REPRESENTATIONS AND WARRANTIES ARE SUBJECT TO CERTAIN QUALIFICATIONS AND EXCEPTIONS WHICH WERE SET FORTH IN A DISCLOSURE SCHEDULE DELIVERED BY US TO EMC AT THE TIME OF SIGNING THE MERGER AGREEMENT. THE CONTENTS OF THIS DISCLOSURE SCHEDULE ARE HIGHLY CONFIDENTIAL AND HAVE NOT BEEN ATTACHED TO OR SUMMARIZED IN THIS PROXY STATEMENT.

Structure and Effective Time

The merger agreement provides that, following the approval of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including receipt of requisite regulatory approvals, Merger Sub will be merged with and into Captiva, and Captiva will be the surviving corporation. The merger will become effective upon the filing of certificate of merger with the Secretary of State of the State of Delaware.

While we anticipate that the merger will be completed by February 28, 2006, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend to complete the merger as promptly as practicable subject to receipt of stockholder approval and all requisite regulatory approvals.

Merger Consideration

Under the terms of the merger agreement between EMC and Captiva, Merger Sub, a direct wholly owned subsidiary of EMC will be merged with and into Captiva with Captiva emerging as the surviving corporation and a wholly owned subsidiary of EMC. Each share of Captiva common stock, par value $0.01 per share, will be exchanged for $22.25 in cash, without interest, less any applicable tax withholding. Each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive merger consideration.

Prior to the effective time of the merger, EMC will designate an institution to act as exchange agent for the payment of merger consideration (the “exchange agent”). Promptly after the effective time of the merger, EMC will make available to the exchange agent funds necessary for the payment of the merger consideration. Any funds deposited by EMC with the exchange agent are referred to as the exchange fund.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to you. The letter of transmittal will tell you how to surrender your Captiva common stock certificates in exchange for the $22.25 per share merger consideration. Please do not send your Captiva common stock certificates to us now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of Captiva common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by EMC, to deliver an agreement of indemnification or post a bond in a reasonable amount as directed by EMC to indemnify against any claim that may be made against EMC with respect to the certificates.

None of EMC, Merger Sub, Captiva or the exchange agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

EMC, Captiva and the exchange agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

Stock Options

In the merger, our stock options (whether vested or unvested) will be adjusted, and deemed to be, options to purchase EMC common stock. The number of shares of EMC common stock issuable upon the exercise of these assumed options will be adjusted to an amount determined by dividing the number of shares of Captiva common stock that were subject to such Captiva options immediately prior to the effective time by a conversion ratio, rounded down to the nearest whole share. The exercise price per share of EMC common stock of the EMC options will be adjusted to an amount determined by multiplying the exercise price per share of Captiva common stock subject to the option immediately prior to the merger by a conversion ratio, rounded up to the nearest whole cent. The conversion ratio is equal to the fraction having a numerator equal to the closing price of EMC’s common stock on the closing date, as quoted on the NYSE, and having a denominator equal to $22.25. Certain key employees, including the executive officers, will be entitled to accelerated vesting of their options if their employment is involuntarily terminated without cause or if the employee terminates his or her employment for good reason, as defined in an agreement between the employee and Captiva, in either case within 12 months after the merger. Unvested stock options held by non-employee directors will become fully accelerated and vested if such board member’s service is terminated during the one-year period following a change in control of Captiva.

Employee Stock Purchase Plan

Prior to the effective time, we will take actions so that all outstanding purchase rights under our employee stock purchase plan shall automatically be exercised in accordance with the terms of that plan immediately prior to the effective time of the merger. Each share of our common stock purchased under those exercised rights will at the effective time be cancelled and converted into the right to receive the merger consideration. Prior to the effective time of the merger, the plan shall terminate with that purchase and no further purchase rights will be granted under the plan. Employees who continue in the employ of the surviving corporation of EMC after the effective time shall be eligible for participation in EMC’s employee stock purchase plan, if and for so long as EMC maintains such plan, in accordance with the terms and provisions of such plan.

Certificate of Incorporation and Bylaws

When the merger becomes effective, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until their respective successors are duly elected and qualified.

Deregistration of Common Stock

Upon the closing of the merger, all Captiva common stock will cease to be quoted on the Nasdaq National Market, will not be publicly traded and will be deregistered under the Exchange Act.

Representations and Warranties

The merger agreement contains representations and warranties, subject to exceptions set forth in the disclosure schedule delivered by us to EMC concurrently with the execution of the merger agreement. The contents of the disclosure schedule are highly confidential and are not discussed in this proxy statement. The representations and warranties in the merger agreement, with respect to us and our subsidiaries relate to, among other things:

•	the organization, corporate power, capital structure and similar corporate matters relating to us and our subsidiaries;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters, and the stockholder vote required to approve the merger agreement;

•	the absence of any violation of, or conflicts with, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

•	the consents we are required to obtain and the filings we are required to make in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of federal securities laws;

•	the establishment and maintenance of a system of internal controls and the absence of any significant or material weakness identified in those internal controls;

•	the absence, from June 30, 2005 through October 20, 2005, of a material adverse effect, amendments to our organizational documents, communications with Nasdaq with respect to delisting of our common stock, changes in accounting methods, principles or practices or restatements of revenue, income or expenses, revaluation of any assets, sales of material assets, material defaults under contracts, or the absence, since September 30, 2005, of any event that would require the consent of EMC under “Covenants Relating to the Conduct of our Business” if such event had occurred after the execution of the merger agreement;

•	the adequacy of the governmental authorizations and permits needed to conduct our business, compliance with applicable laws and governmental orders, including the Foreign Corrupt Practice Act, and the absence of material pending or threatened legal proceedings against us;

•	the maintenance of leasehold interests of real property;

•	the ownership of, and right to use, our intellectual property, and our policies for the protection of intellectual property;

•	the absence of default or breach under our material intellectual property contracts, absence of infringement on third parties’ intellectual property, information regarding our open source policies, deposits of our source codes, our material license-in and license-out contracts, and our customer information;

•	the absence of contracts that materially limit our ability to engage in business or use our intellectual property, grant exclusive distribution rights, or otherwise are materially adverse to our right to sell, distribute or manufacture our products or material intellectual property or to purchase or otherwise obtain any material software, components, parts or subassemblies;

•	tax, environmental, labor and employment, employee welfare and benefit plan and insurance matters;

•	the absence of undisclosed broker’s or finder’s fees;

•	the absence of transactions with affiliates or change of control payments;

•	the validness and effectiveness of our material contracts and absence of our default or breach under our material contracts;

•	the absence of government orders impairing our business practices;

•	the absence of existing discussions with third parties with respect to acquisition proposals;

•	material supplier relationships;

•	the maintenance of corporate books and records;

•	matters relating to our rights plan;

•	the accuracy and completeness of this proxy statement at the time it is mailed to our stockholders and at the time of the special meeting;

•	the receipt of an opinion from our financial advisor; and

•	the absence of a material mistatement or omission in the merger agreement, this proxy statement or any related certificates.

The merger agreement contains customary representations and warranties by EMC and Merger Sub relating to, among other things:

•	their organization, standing, corporate power and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of any violation of, or conflicts with, organizational documents, laws, judgments, orders, laws and regulations as a result of entering into the merger agreement or completing the merger;

•	the consents EMC and Merger Sub are required to obtain and the filings EMC and Merger Sub are required to make in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	the accuracy and completeness of the information supplied by EMC and Merger Sub for inclusion in this proxy statement;

•	the absence of undisclosed broker’s or finder’s fees;

•	the sufficiency of capital resources available to EMC to pay the merger consideration; and

•	the creation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications. All of the representations and warranties will expire at the effective time of the merger.

Covenants Relating to the Conduct of our Business

Except as consented to in advance in writing by EMC, until the effective time of the merger, we have agreed that we will (and will cause our subsidiaries to) carry on business in the ordinary course consistent with past practice and in compliance with applicable laws, and use our reasonable best efforts to preserve substantially intact our business structure, human resources and third-party relationships. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, except as expressly contemplated by the merger agreement or disclosed to EMC in the disclosure letter delivered to it prior to the signing of the merger agreement, without EMC’s prior written consent:

•	amend or otherwise change our or a subsidiary’s certificates of incorporation, bylaws or other charter documents;

•	issue, sell, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in us, any of our subsidiaries or affiliates, other than:

•	pursuant to the exercise of currently outstanding company stock options or outstanding purchase rights under our employee stock purchase plan;

•	pursuant to the exercise of our repurchase rights with respect to unvested shares held by individuals terminating employment or service with us or any subsidiary; or

•	the grant of options to purchase up to 40,000 shares of our common stock under our stock option plans (but options to purchase no more than 10,000 shares may be granted to any single person)

•	sell, pledge, dispose of or encumber any of our or our subsidiaries’ assets or allow to exist on those assets any lien other than permitted liens, other than sales of inventory in the ordinary course of business, dispositions of obsolete or worthless assets or sales of immaterial assets;

•	declare, set aside, make or pay any dividend or other distribution in respect of any of our capital stock;

•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of our securities or any securities of our subsidiaries, or any option, warrant or right to acquire any of those securities, other than pursuant to the exercise of currently outstanding stock options and purchase rights under the ESPP or the exercise of our repurchase rights with respect to unvested shares held by individuals terminating employment or service with us;

•	acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

•	incur any indebtedness or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business;

•	enter into, amend in any material respect, materially default under or waive any material right under, any material contract, any joint venture or development or marketing agreement, or any contract or agreement not entered into in the ordinary course of business consistent with past practices;

•	enter into, renew, fail to renew, amend or terminate any lease relating to real property, or open or close any facility;

•	adopt or implement any stockholder rights plan;

•	authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $75,000 per calendar month;

•	modify our standard warranty terms for our products or amend or modify any product warranties in effect as of the date of the merger agreement in any manner that is adverse us or any subsidiary;

•	mortgage or allow any material lien on any of our assets;

•	increase the compensation payable or to become payable to our directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business);

•	make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or (except as required by law, including as a condition of maintaining any qualified plan’s tax qualified status) amend any employee benefit plan or other plan, contract, agreement or arrangement for the benefit of employees;

•	establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any or our or our subsidiaries’ current or former directors, officers or employees, pay any discretionary bonuses to any officer of the company, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of the merger agreement, or except as set forth in our disclosure letter to EMC;

•	make any changes in or application of accounting principles, policies or procedures, or methods of accounting, judgments, assumptions or estimates used in preparing our consolidated financial statements, except in each case as required by GAAP;

•	make any material tax election inconsistent with past practice or settle or compromise any material tax liability or agree to an extension of a statute of limitations, fail to file any tax return when due (or, alternatively, fail to file for available extensions) or fail to cause such tax returns when filed to be complete and accurate; or fail to pay any taxes when due;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements contained in our filed SEC documents or incurred in the ordinary course of business;

•	fail to pay accounts payable and other obligations in the ordinary course of business;

•	accelerate the collection of receivables or modify the payment terms of any receivables;

•	sell, securitize, factor or otherwise transfer any accounts receivable;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any subsidiary (other than the merger);

•	revalue in any material respect any of our assets, including writing down the value of inventory or writing off notes or accounts receivable, or restate any revenues or expenses, except in each case as required by generally accepted accounting principles;

•	change or remove our certified public accountants;

•	effect any plant closing or mass layoff, each as defined in the Worker Adjustment and Retraining Notification Act;

•	settle or compromise any material legal action other than where the amounts paid by us in all such settlements or compromises does not exceed the amounts reflected or reserved against in our balance sheet; or

•	enter into any material contract, or take, or agree in writing or otherwise to take, any of the actions described above, or any action which, if taken directly or indirectly by us or any of our subsidiaries, would make any of the representations or warranties with respect to our organization, corporate matters, permits, SEC filings, financial statements, internal controls, certain tax matters, intellectual property and affiliate transactions to be untrue or incorrect or prevent us from performing our covenants under the merger agreement, in each case, such that we shall not have performed our covenants in all material respects.

Additional Agreements

In addition to our agreement to conduct our business in accordance with the covenants described in “Covenants Relating to the Conduct of Our Business,” the merger agreement contains agreements by us or by us and EMC to take several other actions in anticipation of the merger as described below.

Proxy Statement

We have agreed to prepare and file, as soon as reasonably practical, preliminary and definitive proxy statements with the SEC. We have also agreed to amend or supplement the proxy statement to reflect material information discovered prior to the approval by our stockholders of the merger. Any filing of, or amendment or supplement to, the proxy statement will be subject to a reasonable opportunity for EMC to review and comment. We have agreed to advise EMC of any comments, or requests for further information, made by the SEC.

Stockholder Meeting

We have agreed to make arrangements for and hold a stockholders’ meeting as promptly as reasonably practicable after the date of the merger agreement for the purpose of voting upon the merger agreement. We have further agreed that we will, through our board of directors and executive officers, recommend that our stockholders approve the merger agreement. We are obligated to hold a stockholders’ meeting whether or not our board of directors determines that the merger is no longer advisable or recommends another acquisition proposal. In addition, our directors and executive officers have entered into voting agreements under which they will vote the shares of Captiva common stock they own FOR the merger. We may adjourn or postpone the stockholders’ meeting to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to our stockholders in advance of a vote on the merger agreement or, if as of the time the meeting is originally scheduled, there are insufficient shares of our common stock represented at the meeting to constitute a quorum necessary to conduct business at the meeting.

Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants

We have previously entered into a confidentiality agreement with EMC, and in the merger agreement, we and EMC each reaffirmed and acknowledged our respective obligations under that agreement. We have agreed to afford to EMC and its representatives reasonable access to our properties, books, records and personnel that EMC reasonably requests.

Public Disclosure

We, on the one hand, and EMC and Merger Sub, on the other hand, are generally required to consult with the other prior to issuing any press release or other public announcement or statement with respect to the merger agreement or the merger and each shall not issue any such press release or make such statement without the prior written consent of the other unless the statement is required by law, or by any national securities exchange or the National Association of Securities Dealers, Inc. and reasonable efforts have been made to consult with the other party.

Regulatory Filings; Reasonable Efforts; Advice of Changes

We and EMC have agreed that each of us will use our reasonable best efforts to complete the merger, including using reasonable efforts to accomplish the following:

•	comply with all legal requirements which may be imposed on the merger, provided that EMC is not required to divest assets or make changes to the conduct of our or its business, or to use reasonable best efforts to respond to formal requests for information under applicable antitrust laws for over 30 days from the initial request or to take any action if a governmental entity seeks an injunction or restraining order to enjoin the merger;

•	obtain any necessary consent, authorization, exemption, order or approval of, any governmental entity which is required to be obtained in connection with the merger and the transactions contemplated by the merger agreement; and

•	promptly cooperate and supply the other party with any information that may be required in order to effectuate any filing or application discussed above.

We and EMC will promptly notify each other upon becoming aware of any event which would reasonably be likely to cause any of the conditions to closing contained in the merger agreement to not be satisfied.

Third Party Consents

We have agreed to use reasonable best efforts to seek all third party consents, waivers and approvals required under our material agreements to be obtained in connection with the consummation of the merger.

Form S-8

EMC has agreed to file a registration statement on Form S-8 for the shares of EMC’s common stock issuable with respect to assumed Captiva options within 30 days after the effective time of the merger.

Section 16 Matters

Prior to the effective time, we will take all necessary steps to cause the conversion of Captiva stock options to EMC stock options resulting from the merger by each individual subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Captiva to be exempt under Exchange Act Rule 16b-3.

No Solicitation of Transactions

We have agreed that neither we nor any of our subsidiaries, officers or directors will (and we will use our reasonable efforts to cause our employees, agents and representatives not to) directly or indirectly, solicit, initiate, encourage, facilitate, discuss or otherwise negotiate with, or provide any non-public information to, any person other than EMC concerning any acquisition proposal by any person other than EMC. However, Captiva is permitted to respond to an unsolicited acquisition proposal by furnishing certain information and participating in discussions and negotiations regarding such acquisition proposal, if our board of directors determines in good faith, after receiving the advice of outside counsel that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law, and such acquisition proposal is a “superior proposal” that was not solicited by Captiva and did not result from a breach of the non-solicitation covenant in the merger agreement and subject to Captiva providing prior written notice to EMC. Captiva must notify EMC immediately upon receipt of any acquisition proposal or related request for non-public information.

An “acquisition proposal” means any inquiry, offer or proposal involving:

•	any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of Captiva and its subsidiaries, taken as a whole;
•	any direct or indirect acquisition or purchase of 25% or more of any class of equity securities of Captiva or any of its subsidiaries;
•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Captiva or its subsidiaries; or
•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Captiva or any of its subsidiaries.

A “superior proposal” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration of cash and/or securities, more than 50% of the combined voting power of the shares of Captiva common stock then outstanding or all or substantially all of the assets of Captiva, on terms that our board of directors has in good faith concluded (after receiving the advice of an independent financial adviser), taking into account all of the terms of such proposal and the merger agreement with EMC to be more favorable to our stockholders than the terms of the merger with EMC and to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed or which, in the good faith judgment of our board of directors, is reasonably capable of being, and likely to be, obtained on the proposed terms by such third party.

Neither our board of directors nor any committee thereof shall:

•	withdraw, amend or modify, or propose to any third party to withdraw or modify, in a manner adverse to EMC or Merger Sub, the approval or recommendation by our board of directors or any such committee of the merger agreement or the merger;

•	cause or permit Captiva to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any acquisition proposal (other than certain confidentiality agreements); or

•	adopt, approve or recommend, or propose to adopt, approve or recommend, any acquisition proposal other than the merger.

However, our board of directors may, in response to a superior proposal, withdraw or modify its recommendation of the merger, and in the case of a superior proposal that is a tender or exchange offer made directly our stockholders, may recommend that our stockholders accept the tender or exchange offer, if:

•	the superior proposal has been made and has not been withdrawn and continues to be a superior proposal;

•	our board of directors determines in good faith, following the advice of outside counsel, that its fiduciary obligations to our stockholders under applicable law require it to do so, but only at a time that is prior to the adoption of the merger agreement at our stockholders meeting;

•	we have provided to EMC five business days’ prior written notice that we have received a superior proposal, the material terms and conditions of the superior proposal and the identity of the party making the superior proposal, and that our board of directors desires to withdraw or modify the recommendation due to the existence of a superior proposal; we have made available to EMC all materials and information made available to the party making the superior proposal; and we have if requested by EMC, engaged in good faith negotiations to amend the merger agreement such that the acquisition proposal which was determined to be a superior proposal is no longer a superior proposal; or

•	we have complied with our no solicitation, proxy statement and stockholders meeting obligations, and our obligations to comply with all legal requirements imposed upon the merger.

The foregoing does not limit our obligation to:

•	call, give notice of, convene and hold the special meeting with respect to the merger;

•	consider and negotiate in good faith with respect to any counterproposal EMC makes to a superior proposal; or

•	keep EMC informed of all developments and the status of a superior proposal.

Directors’ and Officers’ Indemnification

Pursuant to the merger agreement, all rights to indemnification, advancement of litigation expenses and limitation of personal liability in favor of our directors and officers for acts or omissions occurring prior to the merger as provided in Captiva’s certificate of incorporation and bylaws will survive the merger and EMC shall assume Captiva’s obligations in respect thereof as to any claims asserted prior to or within a six-year period after the effective time. For six years, EMC will maintain in effect Captiva’s current (or comparable) directors’ and officers’ liability insurance policy covering current directors and officers of Captiva, except that it will not be required to pay more than 150% of the annual premium currently paid by Captiva for such coverage.

Employee Benefit Matters

EMC has agreed to give continuing employees full credit for prior service with us for purposes of eligibility, vesting and levels of benefits under EMC’s benefit plans in which continuing employees are eligible to participate (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or if such recognition would result in a duplication of benefits). EMC has also agreed to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Captiva) under any group health plans of EMC or its affiliates to be waived with respect to continuing employees and their eligible dependents and to give each continuing employee credit for the plan year in which the merger occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the merger.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to a number of conditions, including the following:

•	our stockholders shall have approved and adopted the merger and the merger agreement by the requisite vote under applicable law;

•	there shall be no statute, rule, regulation, order, proceeding, injunction or other order enacted, issued, promulgated, or enforced or entered by any governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•	waiting periods under the HSR Act shall have expired or been terminated, and any consents or approvals required to consummate the merger under any foreign antitrust laws shall have been obtained.

The obligations of EMC and Merger Sub to complete the merger are subject to additional conditions, including the following:

•	as of closing, the representations and warranties made by us in the merger agreement must be true and correct without giving effect as to materiality, except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on us;

•	we shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement;

•	no material adverse effect on Captiva shall have occurred since June 30, 2005;

•	there shall not be any pending or threatened action, judgment, order, decree or proceeding asserted by any governmental entity seeking to prohibit or limit EMC from exercising all material rights pertaining to the ownership of us or the ownership or operation by EMC of all or a material portion of EMC’s business or assets or seeking to compel EMC to dispose of or hold separate all or a material portion of the business or assets of EMC or the surviving corporation as a result of the merger;

•	less than 5% of the aggregate number of shares of Captiva common stock shall be held by holders who have exercised appraisal rights or provided notice of an intention to exercise such rights; and

•	each of the employees that have executed employment agreements with EMC shall be employed by Captiva at the closing of the merger and shall not have revoked, renounced or unilaterally terminated such employment agreements.

Our obligation to complete the merger is subject to additional conditions, including:

•	as of closing, the representations and warranties made by EMC and Merger Sub shall be true and correct, except where the failure to be true and correct does not, individually or in the aggregate, materially impede the authority of EMC and Merger Sub to consummate the transactions contemplated under the merger agreement; and

•	EMC and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by EMC and Merger Sub under the merger agreement.

Material Adverse Effect

Under the merger agreement, a material adverse effect, with respect to Captiva, means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred prior to the date of determination of the material adverse effect:

•	is materially adverse to the assets (including intangible assets), liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), business, capitalization, condition (financial or other) or results of operations of Captiva and its subsidiaries, taken as a whole;

•	may materially delay or prevent the consummation of the merger; or

•	may materially impair the ability of EMC to operate Captiva’s business after the merger in the same manner as such business has been operated prior to the merger.

However, none of the above adverse effects shall be deemed, in and of itself, to constitute a material adverse effect, with respect to Captiva, to the extent that Captiva can show by a preponderance of the evidence that such adverse effect:

•	resulted solely from compliance with the terms and conditions of merger agreement;

•	affected the United States or world economy generally, and does not disproportionately affect Captiva and its subsidiaries taken as a whole;

•	affected the industries in which Captiva or its subsidiaries operate generally, and does not disproportionately affect Captiva and its subsidiaries taken as a whole;

•	resulted from (but only to the extent attributable to) the announcement of the merger agreement;

•	resulted from any changes after the date of the merger agreement in GAAP or SEC accounting rules that apply to Captiva; or

•	resulted from any change, effect or circumstance rising from or relating to its business relationship with EMC or any of its subsidiaries or divisions.

Under the merger agreement, a material adverse effect, with respect to EMC, means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred prior to the date of determination of the material adverse effect:

•	is materially adverse to the assets (including intangible assets), liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), business, capitalization, condition (financial or other) or results of operations of EMC; or

•	may materially delay or prevent the consummation of the merger.

However, none of the above adverse effects shall be deemed, in and of itself, to constitute a material adverse effect, with respect to EMC, to the extent that EMC can show by a preponderance of the evidence that such adverse effect:

•	resulted solely from compliance with the terms and conditions of the merger agreement;

•	affected the United States or world economy generally, and does not disproportionately affect EMC and its subsidiaries taken as a whole;

•	affected the industries in which EMC or its Subsidiaries operate generally, and does not disproportionately affect EMC and its subsidiaries taken as a whole;

•	resulted from (but only to the extent attributable to) the announcement of the merger agreement; or

•	resulted from any changes after the date of the merger agreement in GAAP or SEC accounting rules that apply to EMC.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual written consent duly authorized by the boards of directors of each of EMC and us;

•	by EMC or us if the merger is not consummated by February 28, 2006, which date shall be extended to March 14, 2006 if the merger shall not have been consummated as a result of a failure to obtain required antitrust approvals or because of any other legal restraint or prohibition preventing the consummation of the merger or any proceeding by a government agency seeking the same (provided this right to terminate is not available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the principal cause of the merger not occurring by this date);

•	by either party if a court or governmental agency has issued a permanent injunction or other order or decree preventing the merger that is in effect and has become final and nonappealable;

•	by either party if the required approval of the merger agreement by our stockholders is not obtained at the special meeting or adjournment or postponement of the special meeting; provided that we may not terminate for this reason if we have willfully and materially breached a representation, warranty, or obligation contained in the merger agreement or any director or executive officer party to a voting agreement with EMC shall have willfully and materially failed to fulfill any voting obligation under such agreement;

•	by EMC if Captiva breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach or breaches is or are uncurable or is not cured within 10 days of written notice of the breach, if such breach or breaches of representations and warranties (if applicable), individually or in the aggregate, will result in a material adverse effect on Captiva or such breach or breaches of covenants or agreements (if applicable) results in Captiva’s covenants not being complied with in all material respects;

•	by Captiva if EMC breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach or breaches are not cured within 10 days of written notice of the breach, if such breach or breaches of representations and warranties (if applicable), individually or in the aggregate, will result in a material adverse effect on EMC or such breach or breaches of covenants or agreements (if applicable) results in EMC’s covenants not being complied with in all material respects; or

•	by EMC if:

•	our board of directors fails to unanimously recommend that our stockholders adopt the merger agreement in the proxy statement or withdraws or modifies its recommendation of the merger;

•	our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement after the public announcement of another acquisition proposal;

•	our board of directors approves or recommends to our stockholders any acquisition proposal, other than the merger;

•	our board of directors recommends that our stockholders tender their shares into a third-party tender offer or exchange offer or fails to recommend against acceptance of such offer within ten business days after the commencement of such offer;

•	we fail to hold a stockholders meeting to vote upon the merger within one business day of February 28, 2006 or March 14, 2006, whichever is applicable; or

•	we or our directors or officers participate in negotiations or discussions in breach of our no-solicitation obligations, or if we otherwise are in material breach of our no-solicitation obligations or if we breach our stockholders meeting obligations.

In the event of termination of the merger agreement by either party under the merger agreement provisions described above, the merger agreement will become void and have no effect; provided, however, that this will not relieve any breaching party from liability for any prior willful and material breach of the merger agreement.

Expenses and Termination Fee

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will generally be paid by the party incurring those costs or expenses; provided that Captiva and EMC have agreed to split equally all fees and expenses incurred in connection with the HSR notification and other antitrust filings.

In addition, Captiva has agreed to reimburse EMC for all of its fees and expenses relating to the merger up to a maximum amount of $3,000,000, if:

•	the merger agreement is terminated by EMC because:

•	we fail to comply with our covenants in all material respects, if our breach or failure to perform was material to EMC’s determination to terminate;

•	our board of directors fails to unanimously recommend that our stockholders adopt the merger agreement in the proxy statement or withdraws or modifies its recommendation of the merger;

•	our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement after the public announcement of another acquisition proposal;

•	our board of directors approves or recommends to our stockholders any acquisition proposal, other than the merger;

•	our board of directors recommends that our stockholders tender their shares into a third-party tender offer or exchange offer or fails to recommend against acceptance of such offer within 10 business days after the commencement of such offer;

•	we fail to hold a stockholders meeting to vote upon the merger within one business day of February 28, 2006 or March 14, 2006, whichever is applicable, unless such failure was due to the actions of a governmental entity or a willful and material breach of the merger agreement by EMC or Merger Sub preventing us from holding the stockholders meeting; or

•	we participate in negotiations or discussions in breach of our no-solicitation obligations, or if we otherwise material breach our no-solicitation obligations or if we breach our stockholders meeting obligations; or

•	the merger agreement is terminated by Captiva or EMC because:

•	the merger has not been consummated by February 28, 2006 or March 14, 2006, as applicable, if the failure to close the merger by such date resulted from our failure to comply with our covenants in all material respects or the termination (or constructive termination) by us of the employment agreements of Messrs. Bish, Nicol or Dratler without cause, resulted in the closing of the merger not occurring by such dates.

In addition, we have agreed to pay EMC a termination fee of $11,585,000, upon the earliest to occur of the events listed below:

•	the merger agreement is terminated by Captiva or EMC because:

•	the merger has not been consummated by February 28, 2006 or March 14, 2006, as applicable, because of our failure to comply with our covenants in all material respects or because 5% or more of our outstanding shares are held by stockholders exercising their appraisal rights or because of the existence of a government action affecting EMC’s operation of its or our business after the merger and an acquisition proposal (excluding an acquisition by a person of no more than 50% of the equity of Captiva for the sole purpose of providing Captiva additional equity capital where this person does not acquire the right to elect more than 25% of our board of directors, which we refer to as a “limited equity investment”) is publicly announced prior to the event triggering the right of termination and within one year after the termination of the merger agreement we enter into a definitive agreement to consummate or consummate such acquisition proposal;

•	our stockholders did not adopt the merger agreement at the stockholders meeting and an acquisition proposal (excluding a limited equity investment) is publicly announced prior to the event triggering the right of termination and within one year after the termination of the merger agreement we enter into a definitive agreement to consummate or consummate such acquisition proposal; or

•	we fail to comply with our covenants in all material respects, if our breach or failure to perform was material to EMC’s determination to terminate and an acquisition proposal (excluding a limited equity investment) is publicly announced prior to the event triggering the right of termination and within one year after the termination of the merger agreement we enter into a definitive agreement to consummate or consummate such acquisition proposal; or

•	the merger agreement is terminated by EMC because:

•	our board of directors fails to unanimously recommend that our stockholders adopt the merger agreement;

•	our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement after the public announcement of another acquisition proposal;

•	our board of directors approves or recommends to our stockholders any acquisition proposal, other than the merger;

•	our board of directors recommends that our stockholders tender their shares into a third-party tender offer or exchange offer or fails to recommend against acceptance of such offer within 10 business days after the commencement of such offer;

•	we fail to hold a stockholders meeting to vote upon the merger within one business day of February 28, 2006 or March 14, 2006, whichever applicable, unless such failure was due to the actions of a governmental entity or a willful and material breach of the merger agreement by EMC or Merger Sub preventing us from holding the stockholders meeting; or

•	we participate in negotiations or discussions in breach of our no-solicitation obligations, or if we otherwise materially breach our no-solicitation obligations or if we breach our stockholders meeting obligations.

Amendment; Waiver

The merger agreement may be amended by a written instrument among EMC, Merger Sub and us, by action taken or authorized by our respective boards of directors, provided that, after approval of the merger by our stockholders, no amendment that by law or any relevant stock exchange rules requires further approval by our stockholders may be made without such further stockholder approval.

Antitrust Matters

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the specified waiting period has expired or has been terminated. We and EMC have made the required filings under the HSR Act and the waiting period has not yet expired.

Prior to the expiration of the HSR waiting period, the Federal Trade Commission and the Department of Justice may extend such waiting period by requesting from us and/or EMC additional information or documentary material relevant to the merger. If this request is made, the waiting period will be extended until the 30th day after substantial compliance by us and EMC with the request. Thereafter, the waiting period can be extended only by court order or by agreement of the parties to the merger agreement.

In addition, the merger will require filings of notices with competition authorities in Germany. We and EMC expect to make the required filings with the competition authorities in Germany and other applicable jurisdictions under their respective antitrust laws, and expect the applicable waiting periods to expire, in each case, prior to the effective time of the merger to the extent required.

The German competition authorities may request from us and/or EMC additional information or documentary material relevant to the merger and conduct further investigations, which may result in extensions of the waiting period until the first quarter of 2006 and may delay the consummation of the merger.

It is possible that other state, local or foreign governmental entities or third parties may seek to challenge the merger. In addition, it is possible that governmental entities having jurisdiction over EMC and us may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we have both agreed to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger. However, neither EMC nor any of its affiliates is required to (i) divest any assets or any portion of the business of EMC, Captiva or any of EMC’s or our respective affiliates or make any other change in any portion of EMC’s or Captiva’s business or incur any other limitation on the conduct of EMC or Captiva to obtain such regulatory and governmental approvals, (ii) use its reasonable best efforts to respond to formal requests for additional information pursuant to applicable antitrust laws for more than 30 days after any such request or (iii) take any action if a governmental authority seeks an injunction or restraining order to enjoin the merger. While we do not expect the closing of the merger to be prevented or materially delayed by any challenge by regulatory authorities within or outside the United States, we can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to completion of the merger or within the time frame contemplated by EMC and us.

BENEFICIAL OWNERSHIP OF CAPTIVA COMMON STOCK

The following table shows beneficial ownership of Captiva common stock as of October 20, 2005, by: (a) each current director; (b) each executive officer; (c) all current directors and executive officers as a group and (d) all those known by the company to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each person or entity named in this table has sole voting and investment power with respect to the shares indicated (other than unissued securities, the ownership of which has been imputed to the owner).

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total(2)
Current Directors

Patrick L. Edsell(3)	26,917	*
Jeffrey Lanches(4)	28,750	*
Mel S. Lavitt(5)	126,743	*
Joe A. Rose(6)	11,000	*
Bruce Silver(7)	24,350	*
		*
Current Executive Officers

Reynolds C. Bish(8)	411,872	3.0%
Howard Dratler(9)	201,000	1.5%
James Nicol(10)	8,125	*
Rick Russo(11)	87,642	*
James Vickers(12)	68,750	*
Bradford Weller(13)	37,602	*

Officers and Directors as a Group (11 persons)	1,032,751	7.2%

5% Stockholders

Luther King Capital Management Corporation(14) 301 Commerce Street, Suite 1600 Forth Worth, TX 76102	942,730	7.0%

*	Less than 1 percent

(1)	This table is based upon information supplied by officers and directors and Schedules 13F filed by certain stockholders with the SEC. Shares ownership in each case includes shares of our common stock issuable upon exercise of outstanding options that are exercisable within 60 days after October 20, 2005. Each director and executive officer has entered into a voting agreement with Captiva and EMC pursuant to which he has agreed to vote all shares of capital stock of Captiva such person beneficially owns in favor of the approval of the merger agreement and the merger and not to transfer such shares (subject to certain exceptions). See “The Merger—Voting Agreement.”

(2)	Percentages are based upon 13,382,507 shares of common stock outstanding and entitled to vote on October 20, 2005, plus for each person or entity, the number of shares that such person or entity has a right to acquire within 60 days after October 20, 2005.

(3)	Includes 21,917 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(4)	Includes 28,750 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(5)	Includes 35,750 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005, 26,753 shares held by Mr. Lavitt, 39,904 shares held by Mr. Lavitt’s wife, and 24,336 shares held by Park City Investments, which is wholly owned by Mr. Lavitt.

(6)	Includes 11,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(7)	Includes 22,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(8)	Includes 411,872 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(9)	Includes 200,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(10)	Includes 8,125 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(11)	Includes 83,125 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(12)	Includes 68,750 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(13)	Includes 37,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of October 20, 2005.

(14)	Includes 942,730 shares beneficially owned by Luther King Capital Management Corporation, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. This information is based on Form 13F filed by Luther King Capital Management Corporation with the SEC.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on The Nasdaq National Market under the symbol “CPTV”. The table below sets forth by quarter, since the beginning of our fiscal year 2003, the high and low closing per share sale price for our common stock on The Nasdaq National Market.

	Market Prices
	High	Low
Fiscal Year 2003
First Quarter	$3.23	$1.60
Second Quarter	$4.95	$2.97
Third Quarter	$8.00	$4.94
Fourth Quarter	$13.12	$7.40

Fiscal Year 2004
First Quarter	$14.40	$11.00
Second Quarter	$16.55	$9.14
Third Quarter	$11.75	$7.19
Fourth Quarter	$11.74	$8.62

Fiscal Year 2005
First Quarter	$12.41	$9.61
Second Quarter	$14.96	$9.95
Third Quarter	$21.16	$14.17

On October 19, 2005, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for our common stock on The Nasdaq National Market was $17.87 per share. On November 17, 2005, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock on The Nasdaq National Market was $21.97 per share.

We have never paid dividends on shares of our common stock and do not anticipate paying dividends on shares of our common stock in the future.

The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. We cannot give you any assurances as to the future price of or market for our common stock. If the merger is consummated, our common stock will be delisted from The Nasdaq National Market, there will be no further public market for shares of our common stock and each share of our common stock will be cancelled and converted into the right to receive $22.25 in cash, without interest and less any applicable tax withholding, except as discussed in “Appraisal Rights.”

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of Captiva and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2006 annual meeting of stockholders. In that event:

•	Rule 14a-8 under the Exchange Act requires that a stockholder proposal intended to be included in the proxy statement for the 2006 annual meeting be received at our executive offices no later than December 23, 2005. The proposal may be omitted from the annual meeting proxy statement if the submitting stockholder does not meet the applicable requirements under Rule 14a-8; and

•	In the event we do not hold our 2006 annual meeting of stockholders within 30 days of May 26, 2006, stockholder proposals must be delivered to our Secretary at our principal executive offices within a reasonable time before we begin to print and mail our proxy materials for the 2006 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

EMC and Captiva file annual, quarterly and special reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including EMC and Captiva, that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

ADDITIONAL INFORMATION

To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, please contact:

The Altman Group

1200 Wall Street West, 3rd Floor

Lyndhurst, New Jersey 07071

Bankers, Brokers and Shareholders, call toll-free: (800) 814-4284

Requests for additional copies of this proxy statement or proxy cards should be directed to us at the following address:

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, California 92121

Attention: Secretary

Telephone: (858) 320-1000

If you would like to request additional copies from us, please do so by 9:00 a.m. Pacific Standard Time on December 19, 2005 in order to receive them before the special meeting.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 18, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMC CORPORATION,

EPIPHANY MERGER CORPORATION

and

CAPTIVA SOFTWARE CORPORATION

Dated as of October 20, 2005

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2005 (this “Agreement”), by and among EMC Corporation, a Massachusetts corporation (“Parent”), Epiphany Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Captiva Software Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“GCL”);

WHEREAS, the directors and certain executive officers of the Company who are stockholders of the Company are entering into a Voting Agreement (each, a “Voting Agreement”) substantially in the form attached as Exhibit A to this Agreement, pursuant to which each such stockholder will agree to vote all of his or her shares of Company Common Stock (as defined herein) in favor of the Merger and this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall be taxable to the Company’s stockholders and treated as a purchase of the outstanding stock of the Company for cash.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company in accordance with the GCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. On the Closing Date (as defined in Section 1.7), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the GCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL (the time of such filing being the “Effective Time”).

SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the GCL.

SECTION 1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the GCL, except that the name of the Surviving Corporation shall be Captiva Software Corporation.

SECTION 1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the By-Laws of Merger Sub (the “Merger Sub By-Laws”), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the GCL, except that the name of the surviving Corporation shall be Captiva Software Corporation.

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

SECTION 1.7 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, at the offices of Parent, 176 South Street, Hopkinton, Massachusetts on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any capital stock of Merger Sub:

(a) Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(c)), together with each associated “Right” (as defined in the Rights Agreement, dated as of September 9, 1997, between the Company and EquiServe Trust Company, N.A., as rights agent, as amended (the “Company Rights Plan”)) shall be converted into the right to receive an amount of cash equal to the Share Price (without interest), payable upon the surrender of the Certificates (as defined in Section 2.2(b)) (collectively, the “Merger Consideration”). “Share Price” means $22.25 per share. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Share Price pursuant to this Section 2.1(a).

(b) Company Preferred Stock. Any outstanding shares of Preferred stock (as defined herein) shall be cancelled and all authorized shares of Preferred Stock shall be eliminated at the Effective Time.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock, together with each associated “Right” (as defined in the Company Rights Plan), that are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(d) ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that all outstanding purchase rights under the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”) shall automatically be exercised, in accordance with the terms of the ESPP, immediately prior to the Effective Time, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Share Price pursuant to Section 2.1(a). Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that the ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the ESPP. Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parent’s Employee Stock Purchase Plan, if and so long as Parent maintains such plan, in accordance with the terms, provisions and policies thereof; provided, that such employees shall be eligible to participate in such plan as of the first entry date following the Effective Time on which they qualify as eligible employees under such plan, with service rendered to the Company or any Subsidiary prior to the Effective Time to be taken into account for purposes of satisfying any service requirement for such eligibility to the same extent as if such service had been rendered to Parent.

(e) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f) Adjustment for Certain Events. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period (an “Adjustment Event”) the Merger Consideration to be paid in the Merger in exchange for each outstanding share of Company Common Stock, as provided in this Agreement, shall be appropriately adjusted to reflect such Adjustment Event.

(g) Stock Options. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Section 6.8 hereof.

(h) Appraisal Rights.

(i) Notwithstanding anything to the contrary contained in this Agreement, any share of the Company Common Stock that, as of the Effective Time, is held by a holder who has, as of the Effective Time, preserved such holder’s appraisal rights under Section 262 of the GCL with respect to such share shall not be converted into or represent the right to receive the Share Price in accordance with Section 2.1(a), and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the GCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the Share Price in accordance with Section 2.1(a).

(ii) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the GCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the GCL and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer or unless required by a final, non-appealable order, decree, ruling or injunction of a court of competent jurisdiction.

SECTION 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent, for the benefit of the holders of Company Common Stock, the cash consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures. As soon as practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration determined pursuant to Section 2.1(a) above, after giving effect to any tax withholdings or deductions required by applicable law, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, a check representing the Merger Consideration determined pursuant to Section 2.1(a) above, after giving effect to any tax withholdings or deductions required by applicable law, shall be delivered to a transferee if the Certificate evidencing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender the Merger Consideration, in accordance with the terms of this Agreement.

(c) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any Merger Consideration which had been made available to the Exchange Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar law) with respect to the Merger Consideration upon due surrender of their Certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for such Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

(d) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange

Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

(e) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1(a); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

SECTION 2.3 Material Adverse Effect.

(a) The term “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) is materially adverse to the assets (including intangible assets), liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), business, capitalization, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) may materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) may materially impair the ability of Parent to operate the business of the Company immediately after the Closing in the same manner as such business has been operated prior to the Closing; provided, however, that such change, event or circumstance shall not be deemed, in and of itself, to constitute a “Company Material Adverse Effect” to the extent that the Company can show by a preponderance of the evidence that any effect described in clause (i), (ii) or (iii): (A) resulted solely from compliance with the terms and conditions of this Agreement; (B) affected the United States or world economy generally, and does not disproportionately affect the Company and its Subsidiaries taken as a whole; (C) affected the industries in which the Company or its Subsidiaries operate generally, and does not disproportionately affect the Company and its Subsidiaries taken as a whole, (D) resulted from (but only to the extent attributable to) the announcement of this Agreement and the transactions contemplated hereby; (E) resulted from any changes after the date of this Agreement in GAAP (as hereinafter defined) or SEC accounting rules that apply to the Company; or (F) resulted from any change, effect or circumstance rising from or relating to its business relationship with Parent or any of its subsidiaries or divisions. The term “material” as used in, or with reference to, any representation, warranty or covenant of Company contained in this Agreement shall not be considered synonymous with the term “Company Material Adverse Effect.”

(b) The term “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) is materially adverse to the assets (including intangible assets), liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), business, capitalization, condition (financial or other) or results of operations of Parent, or (ii) may materially delay or prevent the consummation of the transactions contemplated hereby; provided, however, that such change, event or circumstance shall not be deemed, in and of itself, to constitute a “Parent Material Adverse Effect” to the extent that Parent can show by a preponderance of the evidence that any effect described in clause (i) or (ii): (A) resulted solely from compliance with the terms and conditions of this Agreement; (B) affected the United States or world economy generally, and does not disproportionately affect Parent and its Subsidiaries taken as a whole; (C) affected the industries in which Parent or its Subsidiaries operate generally, and does not disproportionately affect Parent and its Subsidiaries taken as a whole, (D) resulted from (but only to the extent attributable to) the announcement of this Agreement and the transactions contemplated hereby; or (E) resulted from any changes after the date of this Agreement in GAAP (as hereinafter defined) or SEC accounting rules that apply to Parent. The term “material” as used in, or with reference to, any representation, warranty or covenant of Parent contained in this Agreement shall not be considered synonymous with the term “Parent Material Adverse Effect.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Parent in connection herewith (the “Disclosure Schedule”) (disclosure in any section of the Disclosure Schedule qualifying only the corresponding section in this Article III and any other section in this Article III which requires the same information without modification or additional explanation in order to provide complete and adequate notice of the nature and significance of the exception):

SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company, is set forth in Section 3.1 of the Disclosure Schedule. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true, complete and correct copy of its Amended and Restated Certificate of Incorporation, including all Certificates of Designation, as amended to date (the “Company Charter”), and Amended and Restated Bylaws, as

amended to date (the “Company Bylaws”), and has furnished to Parent true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company Bylaws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

SECTION 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, and 2,000,000 shares of preferred stock, par value, $0.01 per share (the “Preferred Stock”). As of September 30, 2005, (i) 13,374,376 shares of Company Common Stock are issued and outstanding; (ii) 1,230,611 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”); (iii) 248,825 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1999 Stock Plan (the “1999 Plan”); (iv) 584,625 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 2003 Recruitment Equity Incentive Plan (the “2003 Plan”); (v) 464,949 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1994 Stock Option/Stock Issuance Plan and 2002 Equity Incentive Plan (the “Predecessor Plans” and, together with the 1993 Plan, the 1999 Plan, the 2003 Plan and the ESPP, the “Company Stock Plans”)); (vi) 236,203 shares of Company Common Stock are reserved for issuance upon exercise of purchase rights granted pursuant to the ESPP; (vii) no shares of Company Common Stock are issued and held in the treasury of the Company; and (viii) no shares of Preferred Stock are issued and outstanding. Between September 30, 2005 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options outstanding prior to September 30, 2005.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of September 30, 2005 held outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans other than the ESPP, indicating, with respect to each Company Stock Option then outstanding, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options. No consent of any holder of Company Stock Options is required in connection with the actions contemplated by Section 6.8.

(c) Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth on Schedule 3.3(c), there are no registration rights, rights to acquire securities or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the GCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock have been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the Company’s stockholders as described below, (i) to execute and deliver each instrument required hereby to be executed and delivered by it at the Closing and (ii) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company’s stockholders by the affirmative vote of the holders of a majority of outstanding shares of Company Common Stock as required by the GCL and the Company Charter. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of the Company has unanimously determined that it is fair to, and advisable and in the best interests of, the Company’s stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company’s stockholders approve and adopt this Agreement and the Merger. None of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified except as, and unless, done in accordance with Section 6.2 of this Agreement. The action taken by the Company’s Board of Directors constitutes approval of the Merger and the other transactions contemplated hereby by the Company’s Board of Directors under the provisions of Section 203 of the GCL such that Section 203 of the GCL does not apply to this Agreement or the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and no other vote of any holders of shares of the Company’s capital stock is necessary to approve any of the transactions contemplated hereby.

SECTION 3.5 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware (each, a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.6 Agreements, Contracts and Commitments. As of the date of this Agreement:

(a) Except as listed on Section 3.6(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any agreements, contracts, commitments or restrictions that (i) have resulted in or will result in (A) payments by the Company or its Subsidiaries during the period beginning January 1, 2004 and ending June 30, 2005, or (B) payments to the Company or its Subsidiaries for each calendar quarter during the period beginning January 1, 2004 and ending June 30, 2005 (other than with respect to option exercises), in either case in excess of $125,000, or (ii) require the making of any charitable contribution in excess of $125,000;

(b) Except as listed on Section 3.6(b) of the Disclosure Schedule, no purchase contracts or commitments of the Company or any of its Subsidiaries continue for a period of more than ninety days and which are not terminable by the Company on less than 90 days notice, are in excess of the normal, ordinary and usual requirements of business of the Company and its Subsidiaries, or were negotiated and entered into with any related party;

(c) Except as listed on Section 3.6(c) of the Disclosure Schedule, there are no outstanding sales contracts, commitments or proposals of the Company or any of its Subsidiaries which will result, to the knowledge of the Company, in any loss to the Company or any of its Subsidiaries upon completion or performance thereof, after allowance for direct distribution expenses, and, to the knowledge of the Company, there are no outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit;

(d) Except as listed on Section 3.6(d) of the Disclosure Schedule, other than (i) nondisclosure agreements entered into in the ordinary course of business, (ii) agreements requiring aggregate future payments by the Company or any of its Subsidiaries of less than $125,000, (iii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Company products, in each case entered into in the ordinary course, and (iv) employment agreements, there are no contracts or agreements of the Company or any of its Subsidiaries which do not expire or which the Company may not terminate within one year after the date of this Agreement or which may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

(e) Except as listed on Section 3.6(e) or Section 3.13(m) of the Disclosure Schedule and except for (x) nondisclosure agreements entered into in the ordinary course of business and (y) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance, or support of Company products, in each case entered into in the ordinary course, neither the Company nor any of its Subsidiaries has any contracts or agreements with officers, employees (other than employment agreements), agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that (i) are not cancelable by it on notice of not longer than thirty days (or ninety days in the case of distributors or dealers) and without liability, penalty or premium or (ii) require the payment of any commission in excess of 15% of sales or earnings or contains a fixed commission obligation in excess of $100,000 in any calendar year;

(f) Neither the Company nor any of its Subsidiaries is in material default, nor is there any known basis for any valid claim of material default, under any contract made or obligation owed by it;

(g) Except as listed on Section 3.13(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any employee to whom it is paying base compensation and bonus for 2005 of more than $175,000;

(h) Except as disclosed on Section 3.6(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is restricted by agreement from carrying on its business in any material respect anywhere in the world, including any agreement which restricts the Company or any of its Subsidiaries from carrying on its business in any material respect anywhere in the world and contains (i) restrictions from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business, (ii) requirements to give “most favored nation” pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) agreements to purchase a minimum amount of goods or services or agreements to purchase goods or services exclusively from a certain party;

(i) Except as set forth on Section 3.6(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers;

(j) Except as set forth on Section 3.6(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others, or any agreement related to currency hedging;

(k) Except as set forth on Section 3.6(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any contract for capital expenditures (other than tenant improvement expenditures under Real Property Leases) in excess of $100,000, individually, or such contracts representing in excess of $1,000,000 in the aggregate;

(l) Except as set forth in Section 3.6(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets valued at more than $10,000 on an individual basis not in the ordinary course of business;

(m) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(n) Neither the Company nor any of its Subsidiaries has any outstanding loan (excluding travel advances) to any person other than to the Company or a wholly owned Subsidiary of the Company;

(o) Except as set forth on Section 3.6(o) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements (other than guarantees by the Company of liabilities of its Subsidiaries);

(p) Except as set forth on Section 3.6(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring the Company to indemnify another party (excluding indemnities contained in agreements for the purchase, sale, demonstration or license, distribution, maintenance, support and license of products entered into in the ordinary course of business consistent with past practice) or containing any covenant not to bring legal action against any third party;

(q) Section 3.6(q) of the Disclosure Schedule sets forth the top twenty (20) customers for each calendar quarter in the period beginning January 1, 2004 and ending June 30, 2005, determined on the basis of the dollar amount of new orders received in such calendar quarter (each such customer referred to in subsection (ii), a “Key Customer”), together with the type and dollar amount of new orders received from each Key Customer;

(r) The Company has furnished to Parent true, complete and correct copies of each contract listed in Section 3.6 of the Disclosure Schedule, including without limitation, all agreements among the Company and/or its Subsidiaries and any Key Customer (collectively, the “Material Contracts”);

(s) (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any such breach of or default under, any Material Contract, which breach or default, if material, remains uncured, (ii) to the Company’s knowledge, no other party to any Material Contract has breached or is in default in any material respect of any of its obligations thereunder, (iii) each Material Contract is in full force and effect and (iv) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 3.7 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company Bylaws or any Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected that is, in each case, material to the Company, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties pursuant to any agreement to which the Company or any of its Subsidiaries is a party.

(b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition law or regulation, including Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (iii) the filing of the Proxy Statement (as defined herein) with the U.S. Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state or foreign securities laws, (v) the filing of the Certificate of Merger or other documents as required by the GCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, could not reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby or result in a material liability or obligation of the Company or any of its Subsidiaries.

SECTION 3.8 Compliance; Permits.

(a) Except as disclosed in Section 3.8 of the Disclosure Schedule, the Company and its Subsidiaries are not in violation of any U.S. federal, state or local or foreign Governmental Authority, judgment, writ, decree, order, statute, rule or regulation applicable to any of them, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in any material liability or obligation of the Company. The operations of the Company and its Subsidiaries have not violated any federal, state or local laws, or foreign Governmental Authority, regulations or orders, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in any material liability or obligation of the Company. Neither the Company, nor its Subsidiaries, nor any of their respective directors, officers, agents, employees, or other persons associated with or acting on behalf of any of them has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 3.9 SEC Filings; Financial Statements; Internal Controls.

(a) The Company has timely filed and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. Each director and officer of the Company has filed with or furnished to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2005.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Company SEC Report on Form 10-K for the fiscal year ended December 31, 2004 is referred to herein as the “Company Balance Sheet.”

(c) The chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Nasdaq National Market (“Nasdaq”). The composition of all committees of the Company’s Board of Directors are, and have at all times been, in compliance in all material respects with their respective charters, and all proceedings and actions of such committees have been conducted in compliance in all material respects with such charters.

(d) The Company (i) has designed effective disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, (ii) maintains disclosure controls and procedures and internal control over financial reporting, each as required by Rule 13a-15 under the Exchange Act and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls that has materially affected, or is reasonably likely to materially affect, the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has furnished to Parent a summary of (x) any such disclosure described in clause (A) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2004, and (y) any such disclosure described in clause (B) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2002.

(e) Section 3.9(e) of the Disclosure Schedule lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Company and its Subsidiaries since January 1, 2002. Each of the Company’s auditors throughout the periods covered by such financial statements is and has at all times throughout such periods been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board. Section 3.9(e) of the Disclosure Schedule summarizes all non-audit services performed by any of the Company’s auditors for the Company and its Subsidiaries since January 1, 2005.

SECTION 3.10 Absence of Certain Changes or Events. Since the last day of the quarter for which the most recent quarterly report on Form 10-Q has been filed by the Company with the SEC, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter or Company Bylaws; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; (iv) any communication from Nasdaq with respect to the delisting of the Company Common Stock; (v) any change by the Company in its accounting methods, principles or practices, or any restatement of any of its revenue, income or expenses; (vi) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $50,000; (vii) any sale of a material amount of assets (tangible or intangible) of the Company; (viii) any material default, or any known basis for any valid claim of material default, under any contract or obligation of the Company or any of its Subsidiaries. Since September 30, 2005, there has not occurred any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

SECTION 3.11 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet or in any quarterly report on Form 10-Q filed by the Company with the SEC since January 1, 2005, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether arising from purchase orders, contractual commitments or otherwise, and whether absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred in the ordinary course of business consistent with past practice since the last day of the quarter for which the most recent quarterly report on Form 10-Q has been filed by the Company with the SEC and (ii) liabilities and obligations that are not, individually or in the aggregate, material.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

SECTION 3.12 Absence of Litigation; Investigations. Except as disclosed in the Company SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed Company SEC Documents”) and except as disclosed in Section 3.12 of the Disclosure Schedule, there are no material claims, actions, suits, proceedings or governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries or (b) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three years prior to the date of this Agreement and at the time of such settlement or compromise were material. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2002 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

SECTION 3.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA

Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums, benefits or otherwise (collectively, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has furnished to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the two most recent annual reports (Form 5500) with schedules and the opinions of the independent accountants attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each currently effective trust agreement, group annuity contract, administration and similar agreement, investment management or investment advisory agreement, (v) each current summary plan descriptions, employee handbooks, or other similar employee communications, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent financial statements for each Company Employee Plan that is funded, and (viii) all governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials, and all material communications with any governmental entity or agency, including, without limitation, the Department of Labor, Internal Revenue Service and Pension Benefit Guaranty Corporation.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made all required contributions thereto. All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Parent, the Company or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such liability.

(d) All material contributions required to be made under any Company Employee Plan have been timely and fully made. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination letters from the Internal Revenue Service (the “IRS”) or are entitled to rely on opinion letters issued by the IRS with respect to any Qualified Plan that is a prototype plan to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened in writing, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or most recent applicable opinion letter, or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects, the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date. Each Company Employee Plan which is intended to meet currently applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in compliance with such requirements, including, if applicable, the requirements of Sections 419 and 419A of the Code.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has at any time for which any relevant statute of limitations remains open (i) maintained a Company Employee Plan which was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), and neither the Company, any of its Subsidiaries or any of their ERISA Affiliates has any liability, actual or contingent, with respect to any such plan. No Company Employee Plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 and 4066 of ERISA. No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan is or ever has been part of a “multiple employer welfare arrangement,” as that term is defined in Section 3(40) of ERISA.

(h) Each Company Employee Plan (other than an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof, and no Company Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of the Company’s Subsidiaries party thereto or covered thereby from amending or terminating any such Company Employee Plan, or in any way limits such action except as required by applicable law.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits or coverage to any person following retirement or other termination of employment.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, or any fiduciary or service provider thereof with respect to any Company Employee Plan, other than claims for benefits in the ordinary course, nor is there any reasonable basis for any such action, claim or investigation. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or its ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(l) Each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in compliance in all material respects with all applicable laws, rules and regulations of each applicable jurisdiction. Section 3.13(l) of the Disclosure Schedule lists each country in which the Company or any of its affiliates has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company or any of its Subsidiaries obligating (or potentially obligating) the Company or any of its Subsidiaries to pay base compensation and bonus for 2005 in an amount exceeding $175,000; (ii) all employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, in each case with potential obligations equal to or exceeding $100,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the negotiation or consummation of the transactions contemplated by this Agreement. True, complete and correct copies of each of the foregoing agreements have been furnished to Parent.

(n) All contributions required to be made with respect to any Company Employee Plan have been timely made or are reflected on the Company’s balance sheet. There are no pending, threatened or anticipated claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits).

(o) Except as set forth in Section 3.13(o) of the Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as set forth on Section 3.13(o) of the Disclosure Schedule, there is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(p) Each Company Employee Plan which constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is identified as such in the Disclosure Schedule. Since December 31, 2004, each such Company Employee Plan has been operated and maintained in accordance with the requirements of Internal Revenue Service Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

SECTION 3.14 Labor Matters. Except as set forth on Section 3.14 of the Disclosure Schedule, (a) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no suits or grievances pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies have or would reasonably be expected to result in a material liability or obligation of the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (d) there are no organized labor disputes, strikes, slowdowns, work stoppages, lockouts, or, to the knowledge of the Company, threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries. Except as set forth on Section 3.14 of the Disclosure Schedule, no employee of the Company or any of its Subsidiaries (i) to the Company’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (ii) in the case of any Key Employee (as defined below) or group of Key Employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of Key Employees intends to terminate his or her employment with the Company. Neither the Company or any of its Subsidiaries has effected (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended ( the “WARN Act”), or (ii) a mass layoff, as defined in the WARN Act with respect to which any liability pursuant to the WARN Act or otherwise remains unsatisfied. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. As used herein, “Key Employee” means any officer of the Company or an of its Subsidiaries that reports directly to the Chief Executive Officer or Chief Financial Officer of the Company.

SECTION 3.15 Properties; Encumbrances. Each of the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet, Liens set forth on Section 3.15 of the Disclosure Schedule and Permitted Liens. Section 3.15 of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Each of the Company and each of its Subsidiaries is in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 3.15 of the Disclosure Schedule.

SECTION 3.16 Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, and all such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by the Company and its Subsidiaries have been timely paid except for such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Company Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) The Company and each of its Subsidiaries have withheld with respect to its employees all federal and state Taxes required to be withheld, and neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax. Neither the Company nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, which deficiency has not been paid, settled or adequately reserved for on the Company Balance Sheet. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any person other than the Company and its Subsidiaries. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(d) The Company has delivered to Parent (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired, and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes have not expired, (B) with respect to income Taxes of the Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, and (C) the foreign countries in which the Company or its Subsidiaries has or has had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(e) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income or loss pursuant to Section 481 of the Code.

(g) The state and federal “net operating loss” of the Company and its Subsidiaries as of December 31, 2004 is set forth on Section 3.16(g) of the Disclosure Schedule. No state or federal “net operating loss” of the Company or any of its Subsidiaries determined as of the Closing date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(j) No claim has been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction. There is no outstanding ruling request, request to consent to change a method of accounting, subpoena or written request for information, with or by any taxing authority with respect to the Company or any of its Subsidiaries, any of their income, assets or business, or any Tax.

(k) Neither the Company nor any of its Subsidiaries is subject to any ruling issued by any taxing authority or any binding agreement with any taxing authority, that would materially impact its liability for Taxes after the Effective Time.

(l) The Company is not and has not been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the Treasury Regulations promulgated thereunder. The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that (i) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (ii) could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) Neither the Company nor any of its Subsidiaries will have any taxable income or gain as result of prior intercompany transactions that have been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any excess loss accounts (as defined in Treasury Regulations Section 1.1502-19).

SECTION 3.17 Environmental Matters.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule (i) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries which could reasonably be expected to result in a material liability of the Company or its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States which could reasonably be expected to result in a material liability of the Company or its Subsidiaries; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company and its Subsidiaries have furnished to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments relating to the business of the Company and its Subsidiaries or any of their respective properties and assets.

(b) For purposes of this Section 3.17, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of any Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of any Hazardous Substance.

SECTION 3.18 Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; (ii) trademark registrations and pending trademark applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; (iii) copyright registrations and pending copyright applications owned by the Company or any of its Subsidiaries as of the date of this Agreement, and (iv) internet domain name registrations owned by the Company or any of its Subsidiaries (collectively the “Registered Intellectual Property”). All of the Registered Intellectual Property is owned solely by the Company or one of its Subsidiaries.

(b) The Company or one or more of its Subsidiaries owns, or has a valid right to use all of the Intellectual Property (as defined below) that is used in the business of the Company and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property used by the Company or any of its Subsidiaries, is, to the Company’s knowledge, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) Except as listed on Section 3.18(d) of the Disclosure Schedule, there is no pending or, to the Company’s knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by the Company or any of its Subsidiaries. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by the Company or any of its Subsidiaries, (ii) materially restrict the conduct of the business of the Company or any of its Subsidiaries in order to avoid infringement or other violation of any third party’s intellectual property rights, or (iii) permit third parties to use any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any intellectual property rights owned by any third party. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries as currently conducted, and no suits, arbitrations or other adversarial proceedings for misappropriation, infringement dilution or violation of Intellectual Property have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(f) The Company and each of its operating Subsidiaries enforce a policy of requiring each relevant employee to execute a confidentiality and assignment of proprietary rights agreement substantially in the Company’s standard form as set forth in Section 3.18(f) of the Disclosure Schedule and there has been no disclosure to any third party by the Company or any of its Subsidiaries of material confidential information or trade secrets of the Company or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”) other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business. All employees of the Company and its Subsidiaries who have made material contributions to the development of any Proprietary Product (including all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed confidentiality and assignment of proprietary rights agreements substantially in one of the forms attached to Section 3.18(f) of the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company or one or more of its Subsidiaries (or a third party that previously conducted any business currently conducted by the Company or one or more of its Subsidiaries and that has assigned its rights in such Proprietary Product to the Company or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or one or more of its Subsidiaries, which assignments are enforceable by the Company and effective for the protection of the Company’s rights to Intellectual Property under all of the laws applicable to the contracts between the Company and such consultants and independent contractors. Assignments of the patents and patent applications listed in Section 3.18(a) of the Disclosure Schedule to the Company or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

(g) Neither the Company nor any of its Subsidiaries has granted or is obligated to grant access to any of its source code, object code or any open license or has licensed or has the right to obtain any source code, object code or any open license of any third party (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any source code, object code or open license). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any software of the Company or its subsidiaries to any third party.

(h) Except as disclosed in Section 3.18(h) of the Disclosure Schedule, none of the Propriety Products contains any software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including but not limited to open source or quasi-open source license agreements that (i) obligate the Company or any of its Subsidiaries to make the source code for such Proprietary Product generally available to the public or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company or its subsidiaries to use or distribute any Proprietary Product of the Company or its Subsidiaries.

(i) Except as specified in the IP Licenses set forth on Section 3.18(j) of the Disclosure Schedule, the Company does not have any obligation to pay any third party any royalties, honoraria or other fees for the use of Intellectual Property.

(j) All IP Licenses are valid and binding obligations of the Company or a Subsidiary, and, to the knowledge of the Company, all other parties thereto, and are enforceable in accordance with their terms. “IP Licenses” means all licenses, sublicenses and other agreements or permissions, including the right to receive, or the obligation to pay, royalties or any other consideration, related to Intellectual Property to which the Company or any of its Subsidiaries is a party other than shrink-wrapped software that is generally available in the commercial markets such as word processing programs under which the Company or any of its Subsidiaries is a licensor or licensee as of the date of this Agreement. Section 3.18(j) of the Disclosure Schedule sets forth all IP Licenses under which the Company or any of its Subsidiaries is a licensee as of the date of this Agreement. Except as set forth in Schedule 3.18(j) of the Disclosure Schedule, there exists no event or condition which would reasonably be expected to result in a material violation or breach of, or constitute (with or without due notice of lapse of time or both) a material default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under any such IP License. Neither the Company nor any Subsidiary has licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the IP Licenses. The consummation by the Company of the transactions contemplated hereby will not (i) result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, (ii) obligate the Company or any of its Subsidiaries to pay royalties or other fees with regard to any Intellectual Property, or (iii) require the consent of any Governmental Entity or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to any intellectual property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(k) No software of the Company or its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case used in or necessary for the conduct of the business of the Company and each of its Subsidiaries, as currently conducted.

SECTION 3.19 Insurance. Section 3.19 of the Disclosure Schedule lists all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries and correct and complete copies of all such policies have been made available to Parent. All such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

SECTION 3.20 Rights Agreement. The Company has taken all action necessary to ensure that so long as this Agreement shall not have been terminated pursuant to Article VIII, (i) neither Parent nor Merger Sub shall, by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, be deemed an “Acquiring Person” (as that term is defined in the Company Rights Agreement), (ii) no “Rights” (as that term is defined in the Company Rights Agreement) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iii) neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated in this Agreement will trigger any other provisions of the Company Rights Agreement, including giving rise to a Distribution Date (as defined in the Company Rights Agreement). Except as contemplated by this Section 3.20, the Company has not amended the Company Rights Agreement, redeemed the Rights thereunder or taken any other action to make the Company Rights Agreement or the Rights thereunder inapplicable, in each case, with respect to (a) any person or entity other than Parent or Merger Sub or (b) any Acquisition Proposal (as defined in Section 6.2(a)) (or any other substantially similar proposal).

SECTION 3.21 Restrictions on Business. Except for this Agreement, there is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company in any material respect.

SECTION 3.22 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the special meeting of stockholders of the Company for which proxies will be solicited for adoption and approval of this Agreement and the Merger (the “Company Stockholders Meeting”) or as of the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to any information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.23 Interested Party Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, since December 31, 2004, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

SECTION 3.24 Change of Control Payments. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any plans, programs or agreements to which it is party, or to which it is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company.

SECTION 3.25 No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.2) or any other substantially similar proposal in violation of Section 6.2.

SECTION 3.26 Suppliers. No material supplier of the Company or its Subsidiaries has terminated or, to the knowledge of the Company, has, in writing or by an express oral statement, threatened to terminate or advised that it will terminate its relationship with the Company or any of its Subsidiaries within the last 12 months.

SECTION 3.27 Corporate Books and Records. The minute books and records of the Company and its Subsidiaries contain a true, complete and correct record of all material actions with respect to matters requiring board approval taken at all meetings and by all written consents in lieu of meetings of the boards of directors of the Company and its Subsidiaries, or any committees thereof, and stockholders of the Company.

SECTION 3.28 Opinion of Financial Advisor. The financial advisor of the Company, Lazard Freres & Co. LLC, has delivered to the Company an opinion dated on or about the date of this Agreement to the effect that as of such date, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company (the “Fairness Opinion”). The Company has provided a true, complete and correct copy of the Fairness Opinion to Parent.

SECTION 3.29 Brokers; Schedule of Fees.

(a) No broker, finder or investment banker (other than Lazard Freres & Co. LLC and RBC Dain Rauscher Inc. whose brokerage, finder’s or other fees will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Lazard Freres & Co. LLC or RBC Dain Rauscher Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

(b) Section 3.29(b) of the Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement of the fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of Lazard Freres & Co. LLC and RBC Dain Rauscher Inc. and of the Company’s legal counsel and accountants).

SECTION 3.30 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement or in the Proxy Statement (exclusive of statements based solely on information provided by Parent or Merger Sub), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that as of the date of this Agreement and as of the Closing Date, except where another date is specified:

SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.3 No Conflict, Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Restated Articles of Organization, as amended, of Parent (the “Parent Charter”), the Amended and Restated By-Laws, as amended, of Parent (the “Parent By-Laws”), the Merger Sub Charter or the Merger Sub By-Laws or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub by which its or their respective properties are bound or affected.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and

Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition law or regulation, including the EC Merger Regulation, (iii) the filing of the Certificate of Merger or other documents as required by the GCL and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, could not reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby or result in a material liability or obligation of Parent or Merger Sub.

SECTION 4.4 Proxy Statement. Parent shall furnish or cause to be furnished, for inclusion in the Proxy Statement, such information about Parent and Merger Sub as may be required or as may be reasonably requested by the Company, and shall continue to furnish or cause to be furnished such information for the purpose of supplementing the Proxy Statement until the Company Stockholders Meeting. Parent represents and warrants that the information so furnished does not now, and will not at any time prior to the Company Stockholders Meeting, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements therein not false or misleading.

SECTION 4.5 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co. Inc. whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.6 Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding shares of capital stock of Merger Sub. As of the date of this Agreement and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.7 Sufficiency of Funds. Parent will have available to it upon consummation of the Merger sufficient funds to pay the Merger Consideration.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing (including by electronic mail), the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. Parent and the Company agree that the individuals identified in Section 5.1(a) of the Disclosure Schedule shall be authorized to provide the agreement of Parent to the various acts of the Company contemplated by this Section 5.1 during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time. By way of amplification and not limitation, except as expressly contemplated by this Agreement, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent as contemplated above:

(a) amend or otherwise change the Company Charter or Company Bylaws or the Subsidiary Documents;

(b) issue, sell, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates, other than (i) pursuant to the exercise of currently outstanding Company Stock Options or outstanding purchase rights under the ESPP, (ii) pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary, or (iii) the grant of options to purchase up to 40,000 shares of Company Common Stock under the Company Stock Plans; provided that not more than 10,000 such options may be granted to any single person and provided, further, that such options are issued at exercise prices at least equal to the fair market value per share of the Company Common Stock on the date of grant, do not include any vesting acceleration provisions other than as required by the Company Stock Plans, and vest in accordance with the Company’s standard vesting schedule under the applicable Company Stock Plan;

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries or suffer to exist any Lien other than Permitted Liens thereupon (other than (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $75,000) in the aggregate;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to (i) the exercise of currently outstanding Company Stock Options and purchase rights under the ESPP or (ii) the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend in any material respect, materially default under or waive any material right under, any material contract, agreement or side letter, any joint venture or development or marketing agreement, or any contract or agreement not entered into in the ordinary course of business consistent with past practices, or enter into, renew, fail to renew, amend or terminate any lease relating to real property, or open or close any facility; (iv) adopt or implement any stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of

$75,000 per calendar month for the Company and its Subsidiaries taken as a whole; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary; (vii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

(f) except as set forth in Section 5.1(f) of the Disclosure Schedule, increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or (except as required by law, including as a condition of maintaining any Qualified Plan’s tax qualified status) amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan, establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, pay any discretionary bonuses to any officer of the Company, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Disclosure Schedule;

(g) take any action to change (i) accounting principles, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), (ii) the application of accounting principles, polices or procedures to the Company’s consolidated financial statements or (iii) methods of accounting, judgments, assumptions or estimates used in preparing the Company’s consolidated financial statements (including any assumption underlying, or method of calculating, any bad debt contingency or other reserve), except in each case as required by GAAP;

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any Taxes when due;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Filed Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(j) fail to pay accounts payable and other obligations in the ordinary course of business;

(k) accelerate the collection of receivables or modify the payment terms of any receivables;

(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

(n) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, or restate any revenues or expenses, except in each case as required by GAAP;

(o) change or remove the certified public accountants of the Company;

(p) effect any plant closing or mass layoff, each as defined in the WARN Act;

(q) settle or compromise any material legal action other than where the amounts paid by the Company in all such settlements or compromises does not exceed the amounts reflected or reserved against in the Company Balance Sheet; or

(r) except as set forth on Section 5.1(r) of the Disclosure Schedule, enter into any agreement, contract or commitment of any type referred to in Section 3.6, or take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (q) above, or any action which, if taken directly or indirectly by the Company or any of its Subsidiaries, would make any of the representations or warranties set forth in Sections 3.1, 3.2, 3.8(b), 3.9, 3.16(c), 3.18 (other than subsection (a) and the first sentence of subsection (d)) and 3.23 of this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the condition set forth in Section 7.2(b) would not be satisfied.

SECTION 5.2 Cooperation. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (a) the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, (b) the Company shall provide Parent with prior notice of any public announcements by the Company with respect to its current or prior revenue projections or similar guidance and notice, promptly upon any determination by any Key Employee that such projections or guidance differs or will differ in any material respect from actual results, (c) the Company shall use commercially reasonable efforts to provide Parent with copies of all contracts and agreements requested by Parent, and (d) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, including any correspondence from the SEC in connection with the Proxy Statement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1. Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel and, during such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation or receipt of information by Parent pursuant to this Section 6.1 shall affect any representations, warranties covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the Disclosure Schedule or the conditions to the obligations of the parties under this Agreement. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Non-Disclosure Agreement effective March 1, 2005 between Parent and the Company (the “Confidentiality Agreement”).

SECTION 6.2 No Solicitation.

(a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date of the Company Stockholders Meeting (such meeting used as defined herein, and such period, the “Applicable Period”), the Board of Directors of the Company determines in good faith, following the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.2(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 6.2(a), and subject to providing prior written notice of its decision to take such action to Parent (a “Section 6.2 Notice”) and compliance with Section 6.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company (including with respect to standstill or other provisions) than the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.2 and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) Neither the Board of Directors of the Company nor any committee thereof shall:

(i) except as set forth in this Section 6.2, withdraw, amend or modify, or propose to any person outside the Company to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s Board of Directors or any such committee of this Agreement or the Merger (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”);

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in and consistent with the provisions of Section 6.2(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) that did not result from a breach by the Company of this Section 6.2, effect a Change of Recommendation, and in the case of a Superior Proposal that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer, if (A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal; (B) the Company’s Board of Directors determines in good faith, following the advice of outside counsel, that its fiduciary obligations to the Company’s stockholders under applicable law require it to do so, but only at a time that is prior to the adoption of this Agreement at the Company Stockholders Meeting and is after the fifth business day following Parent’s receipt of the written notice specified in the following clause, (C) the Company has (i) provided to Parent five business days’ prior written notice which shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (z) that the Company’s Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, (ii) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Proposal in connection with such Superior Proposal to the extent that such materials have not previously been provided to Parent, (iii) made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (iv) during such five business day period, if requested by Parent, engaged in, and caused its financial and legal advisors to have engaged in, good faith negotiations to amend this Agreement in such a manner that the Acquisition Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal; or (D) the Company shall have complied with this Section 6.2 and shall not have breached in any material respect of any of the provisions set forth in Sections 6.3, 6.4 or 6.5. Nothing in this Section 6.2 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.2(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation under this Agreement to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company’s Board of Directors has effected a Change of Recommendation.

If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. For purposes of this Agreement, a “Superior Proposal” means any unsolicited bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment after receiving the advice of an independent financial advisor of nationally recognized reputation, taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable to the Company’s stockholders than the Merger, to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being, and likely to be, obtained on the proposed terms by such third party.

(c) The Company agrees that as of the date of this Agreement, it shall, and it shall cause its Subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Parent immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed on a current basis (and in any event within 24 hours) of all developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal to the extent that such documents relate to or are furnished in connection with an Acquisition Proposal and have not previously been provided to Parent. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party making an Acquisition Proposal which was not previously provided to Parent.

(d) Nothing contained in this Section 6.2 shall prohibit the Company from taking any action or disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, following the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that except as specifically permitted in this Section 6.2, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to any person outside the Company to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to any person outside the Company to approve or recommend, an Acquisition Proposal.

SECTION 6.3 Proxy Statement. The Company shall, as soon as reasonably practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, and each amendment or supplement thereto, prior to its filing with the SEC), and the Company shall use its best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. If at any time prior to the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Company there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. Subject to the right of the Company’s Board of Directors to withdraw or modify its recommendation pursuant to Section 6.2(b), (i) the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger and (ii) if requested to do so by Parent at any time prior to the Company Stockholders Meeting and subject to compliance with applicable laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company’s Board of Directors shall, within a reasonable period of time following such request (and prior to the Company Stockholders Meeting), publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal, provided that such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders Meeting.

SECTION 6.4 Company Stockholders Meeting.

(a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law, the Company Charter, the Company Bylaws and the rules of Nasdaq to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable the Company Stockholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to Section 6.2(b), to the fullest extent permitted by applicable law, (i) the Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Merger. Unless such recommendation shall have been modified or withdrawn in accordance with Section 6.2(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the rules of Nasdaq or the GCL. Provided that the Company has acted and continues to act in accordance with the first sentence of this Section 6.4, the Company may, after written notice to, and consultation with, Parent, adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders, or (ii) if as of the time of which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.4 and shall submit the proposal to adopt and approve this Agreement and the Merger to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company’s Board of Directors at any time subsequent to the date of this Agreement determines, in the manner permitted by Section 6.2(b), that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the GCL, the Company Charter, the Company Bylaws, the rules of Nasdaq and all other applicable legal requirements.

(c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

SECTION 6.5 Legal Conditions to Merger. Each of Parent and, subject to Section 6.2, the Company will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Parent nor any of its affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective affiliates or make any other change in any portion of the Company’s or its business or incur any other limitation on the conduct of the Company’s or its business to obtain such consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time, (ii) utilize its reasonable best efforts in responding to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act, or any other Antitrust Law (as defined below) for a period of time exceeding thirty days from the receipt of any such initial request, or (iii) take any action under this Section 6.5 if any governmental body that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

SECTION 6.6 Public Announcements.

(a) Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law or the rules and regulations of the NYSE or Nasdaq if it has used all reasonable efforts to consult with the other party prior thereto.

(b) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 6.6(b) shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable law.

SECTION 6.7 Employee Benefits; 401(k) Plan.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which evidence of payment is provided to Parent.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect as of the Effective Time such actions relating to the Company’s 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate, including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan or the rollover of the account balances of Company Employees (including loan balances) to Parent’s 401(k) plan.

(c) As promptly as reasonably practicable after the Effective Time and in any event within thirty days thereof, Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the outstanding Company Stock Options assumed under Section 6.8(a) for which a Form S-8 registration statement is available. The Company shall cooperate with and assist Parent in the preparation of such registration statement. Parent shall use its reasonable best efforts to maintain such Form S-8 registration statement in effect until all the Company Stock Options are either exercised or expire.

SECTION 6.8 Stock Plans.

(a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be adjusted in accordance with its terms into, and deemed to constitute, an option to acquire, on the same terms and conditions (including as to vesting and exercisability) as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock determined by dividing (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Ratio (rounded down to the nearest whole number), at a price per share equal to (i) the exercise price per share of Company Common Stock subject to the Company Stock Option times (ii) the Conversion Ratio (with the result rounded up to the nearest whole cent). “Conversion Ratio” shall mean the fraction having a numerator equal to the closing price of Parent’s common stock on the Closing Date, as quoted on the NYSE, and having a denominator equal to the Share Price; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be appropriately adjusted. It is the intention of the parties that the Company Stock Options which qualify as incentive stock options (as defined in Section 422 of the Code) continue to so qualify, to the maximum extent permissible, following the Effective Time.

(b) If and to the extent necessary or required by the terms of any Company Stock Plan or any Company Stock Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 6.8(a).

SECTION 6.9 Consents. The Company shall use all reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Company’s material agreements, contracts, licenses or leases in connection with the Merger, including each of the consents listed or required to be listed in Section 6.9 of the Disclosure Schedule or required to prevent the occurrence of an event that could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to the Effective Time or after the Effective Time.

SECTION 6.10 Indemnification and Insurance.

(a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company Charter or Company Bylaws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an aggregate amount equal to 150% of current aggregate annual premiums paid by the Company for such insurance (the “Maximum Amount”) (which premiums the Company represents and warrants to be $197,000 in the aggregate). If the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation during such three-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the Maximum Amount.

SECTION 6.11 Reasonable Best Efforts. Subject to the other terms and conditions of this Agreement (including without limitation Section 6.5), each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.12 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, upon any director or officer of Parent or the Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 6.13 Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the GCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute

is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

SECTION 6.14 Section 16 Matters.

(a) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of options to purchase Parent Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders of their Company Stock Options which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means the identification of the Company Insiders and (i) the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock and (ii) the number of shares of Company Common Stock, together with the applicable exercise price per share, subject to each Company Stock Option held by the Company Insider which is to be assumed and converted into options to purchase Parent Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to Parent not less than 30 business days prior to the Effective Time.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

(b) Antitrust Approvals. All waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, all consents, approvals, authorizations and orders required or advisable (in the opinion of counsel for Parent) under the Antitrust Laws shall have been received and become final and non-appealable, and any governmental body that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations and orders are so required or advisable shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the Merger nor to refer the Merger to any other competent governmental body;

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

SECTION 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct, without giving effect to any qualification as to materiality or Company Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties, without giving effect to any qualification as to materiality or Company Material Adverse Effect, will not have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a different date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Employment Agreements. Each employee that is a party to an employment agreement identified on Schedule 7.2(c) and executed and delivered concurrently with the execution and delivery of this Agreement (i) shall be employed by the Company and (ii) shall not have revoked, renounced or unilaterally terminated such employment agreement;

(d) Company Stockholder Approval. Less than five percent (5%) of the aggregate number of shares of Company Common Stock shall be held by holders who have exercised appraisal rights or provided notice of the intention to exercise appraisal rights in accordance with Section 262 of the GCL;

(e) Governmental Actions. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a material portion of the business or assets of Parent, or seeking to compel Parent to dispose of or hold separate all or any material portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

(f) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since June 30, 2005;

SECTION 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true, complete and correct, without giving effect to any qualification as to materiality or Parent Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties, without giving effect to any qualification as to materiality or Parent Material Adverse Effect, will not have a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of Parent to such effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 2006 (the “Outside Date”) provided, that if (x) the Effective Time has not occurred by such date by reason of the non-satisfaction of any of the conditions set forth in Section 7.1(b) or 7.1(c) and (y) all other conditions set forth in Article VII have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to March 14, 2006 (which shall then be the “Outside Date”), (provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Parent or, if the Company has not willfully and materially breached the provisions of Section 6.4, the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained, provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if:

(i) at such time the Company is in willful and material breach of any provision of Article III or has willfully and materially failed to fulfill any of its obligations under this Agreement, or any stockholder of the Company who is a party to a voting agreement with Parent and Merger Sub has willfully and materially failed to fulfill any of such stockholder’s voting obligations under such voting agreement; or

(ii) the Company shall have not paid to Parent in full the fee and expense reimbursement described in Section 8.3 to the extent such reimbursement is due under Section 8.3;

(e) by Parent, if the Company (i) shall have breached any of its representations or warranties, or (ii) failed to perform or otherwise breached any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within 10 business days following receipt by the Company of written notice of such breach or failure from Parent;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach shall not have been cured within 10 business days following receipt by Parent of written notice of such breach from the Company;

(g) by Parent, if

(i) the Company’s Board of Directors (or any committee thereof) shall have failed to unanimously recommend the adoption and approval of this Agreement and the Merger in the Proxy Statement or shall have effected a Change of Recommendation;

(ii) the Company’s Board of Directors (or any committee thereof) shall have failed after the public announcement of an Acquisition Proposal to reconfirm its recommendation to adopt and approve this Agreement and the Merger within five days after Parent requests in writing that the Company’s Board of Directors (or any committee thereof) do so;

(iii) the Company’s Board of Directors (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger);

(iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an affiliate of Parent) and the Company’s Board of Directors (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or

(v) for any reason the Company shall have failed to hold the Company Stockholders Meeting and submit the proposal to the Company’s stockholders by the date which is one (1) business day prior to the Outside Date.

(h) by Parent (i) if the Company or any of its officers or directors participate in discussions or negotiations in breach of Section 6.2; (ii) if the Company or any of its officers or directors are otherwise in material breach of Section 6.2; or (iii) in the event of a breach of Section 6.4.

SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Section 3.29, Section 4.5, this Section 8.2, Section 8.3 and Article IX hereof shall survive termination and (ii) following the termination of this Agreement, nothing herein shall relieve any party from liability for any willful and material breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

SECTION 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses incurred in connection with the filings by Parent and the Company under the HSR Act, the EC Merger Regulation or any similar filing requirement of any Governmental Entity applicable to the Merger or this Agreement.

(b) The Company shall reimburse Parent for all fees and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement (including fees and expenses of Parent’s counsel, accountants and financial advisors) up to a maximum amount of $3,000,000 upon the termination of this Agreement (i) by Parent pursuant to Sections 8.1(e)(ii), if the Company’s breach or failure to perform was material to this determination, 8.1(g), unless the failure to hold the Company Stockholders Meeting for the purpose of clause (v) thereof was due to the actions of a Governmental Entity or a willful and material breach of this Agreement by Parent or Merger Sub preventing the Company from holding the Company Stockholders Meeting, or 8.1(h), or (ii) by Parent or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(b) or 7.2(c) (but only, in the case of Section 7.2(c), if the Company terminates the employment agreement without cause or causes a constructive termination under applicable employment law) by the Outside Date shall have resulted in the Closing not occurring.

(c) The Company shall pay Parent a termination fee of $11,585,000 upon the earliest to occur of the following events (each, a “Termination Event”):

(i) the entry by the Company into an agreement with respect to, or the consummation of, any Acquisition Proposal or the acquisition by any person of beneficial ownership of 20% or more of the equity or voting interests of the Company in any such case within one year of the termination of this Agreement pursuant to Sections 8.1(b) (but only if the failure to satisfy the conditions set forth in Section 7.2(b), 7.2(d) or 7.2(e) by the Outside Date shall have resulted in the Closing not occurring), 8.1(d) or 8.1(e)(ii), in each case, if prior to the occurrence of the event giving rise to the right of termination such Acquisition Proposal shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make such Acquisition Proposal, provided that an acquisition by any person of beneficial ownership of no more than 50% of the equity or voting interests of the Company for which the sole purpose is to provide additional equity capital to the Company and in which such person does not acquire the right to elect more than 25% of the members of the Company’s board of directors will not constitute an Acquisition Proposal for purposes of this paragraph (c)(i); or

(ii) the termination of this Agreement by Parent pursuant to Sections 8.1(g) (unless the failure to hold the Company Stockholders Meeting for the purpose of clause (v) thereof was due to the actions of a Governmental Entity or a willful and material breach of this Agreement by Parent or Merger Sub preventing the Company from holding the Company Stockholders Meeting) or 8.1(h).

(d) The expenses and fees, if applicable, payable pursuant to Sections 8.3(b) and 8.3(c) shall be paid promptly, but in no event later than the date of the first to occur of the events described in Sections 8.3(b)(i), (ii) or (iii) or 8.3(c)(i) or (ii). The Company acknowledges that the agreements contained in Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.3(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) actually incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Nonsurvival of Representations; Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles I and II; Sections 6.6 (Public

Announcements), 6.7 (Employee Benefits; 401(k) Plan), 6.8 (Stock Plans), 6.10 (Indemnification and Insurance), 6.11 (Reasonable Best Efforts), 8.2 (Effect of Termination) and 8.3 (Fees and Expenses); and this Article IX. Notwithstanding the preceding sentence to the contrary and, to the extent applicable, subject to the provisions of Section 8.2, the parties agree that nothing herein limits any potential remedies of Parent or the Surviving Company arising under applicable federal and state laws with respect to any intentional or willful fraud, intentional or willful misrepresentation, intentional or willful act of concealment or deceit, or gross negligence committed by any director, officer, employee or other agent of the Company. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Vice President, Corporate Development

Facsimile: (508) 435-8900

With a copy to:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Facsimile: (508) 497-6915

(b)	If to the Company:

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, CA 92121

Attention: Reynolds C. Bish

Facsimile: (858) 320-1010

With a copy to:

Dechert LLP

400 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: Henry N. Nassau, Esq.

Facsimile: (215) 994-2222

SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(c) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 promulgated under the Exchange Act;

(d) “business day” means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

(e) “control” including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f) “knowledge” with respect to the Company means the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 9.3(g)(i) of the Disclosure Schedule; provided, that with respect to Section 3.18(c), “knowledge” with respect to the Company means the actual knowledge after reasonable investigation, of any of the individuals identified in Sections 9.3(g)(i) and 9.3(g)(ii);

(g) “laws” means, whether now or hereafter in effect, any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or orders enacted, issued, adopted, promulgated or applied by any Governmental Entity or Nasdaq;

(h) “permitted liens” means: (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates, (iii) with respect to real property or interests therein, any minor defects or irregularities in title, so long as the same do not individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, (iv) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations which are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner and (v) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or encumbrances thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used; and

(i) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

For the avoidance of doubt, the “Company” shall also include, without limitation, ActionPoint, Inc., Input Software, Inc. and Cornerstone Imaging, Inc., as predecessor corporations of Captiva Software Corporation.

SECTION 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.10 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

SECTION 9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent of its obligations hereunder.

SECTION 9.9 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

SECTION 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof, provided that the Merger of Merger Sub with and into the Company shall be effected in accordance with the applicable provisions of the GCL. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts.

SECTION 9.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMC CORPORATION

By:	/S/ MICHAEL J. CODY
Name: Michael J. Cody Title: Vice President Corporate Development

EPIPHANY MERGER CORPORATION

By:	/S/ SUSAN I. PERMUT
Name: Susan I. Permut Title: Vice President

CAPTIVA SOFTWARE CORPORATION

By:	/S/ REYNOLDS C. BISH
Name: Reynolds C. Bish Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX B

LAZARD FRERES & CO. LLC 3O ROCKFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com

October 20, 2005

The Board of Directors

Captiva Software Corporation

10145 Pacific Heights Boulevard

San Diego, CA 92121

Dear Members of the Board:

We understand that Captiva Software Corporation (the “Company”), EMC Corporation (the “Parent”), and Epiphany Merger Corporation, a wholly owned subsidiary of the Parent ( “Merger Co.”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Co. will merge with and into the Company (the “Merger”). Pursuant to the Agreement, all of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) other than shares of Company Common Stock held by Parent, any wholly owned subsidiary of Parent or the Company or any holder who is entitled to demand and properly demands appraisal of such shares, will be converted into the right to receive $22.25 per share in cash (the “Consideration”). The terms and conditions of the Merger are set out more fully in the Agreement, and capitalized terms used herein but not defined shall have the meanings defined in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Holders of Company Common Stock (as defined below) of the Consideration to be paid in the Merger to such Holders of Company Common Stock. For purposes of this opinion, the term “Holders of Company Common Stock” means all holders of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with each associated “Right” (as defined in the Rights Agreement, dated as of September 9, 1997, between the Company and Bank Boston, N.A., as rights agent (the “Company Rights Plan”), other than Parent, any wholly owned subsidiary of Parent or the Company and any holder who is entitled to demand and properly demands appraisal rights.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft of the Agreement dated October 20, 2005;

(ii)	Analyzed certain historical publicly available business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company, and in other industries generally;

(vii)	Reviewed the historical stock prices and trading volumes of the Company’s common stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, you have advised us, and we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Merger. We have also assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by us. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

Lazard Frères & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for services, a portion of which became payable upon delivery of this opinion, and a substantial portion of which is payable upon the closing of the Merger. In the ordinary course of our respective businesses, affiliates of Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard Frères & Co. LLC), may actively trade shares of the Company Common Stock and/or securities of the Parent (or any of its subsidiaries or affiliates) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such shares or securities.

In rendering our opinion, we were not authorized to broadly solicit and we did not so solicit other parties regarding a potential transaction with the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any other transaction in which the Company might engage. In addition, we do not express any opinion as to the price at which the Company Common Stock may trade subsequent to the announcement of the Merger.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, the Parent, any stockholders of the Company or the Parent or any other person. This opinion does not address the merits of the underlying decision by the Company to engage in the Merger and is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that, other than its inclusion in its entirety in material that may be provided to the Holders of the Company Common Stock and filed with the Securities and Exchange Commission, this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid to the Holders of Company Common Stock in the Merger is fair to the Holders of Company Common Stock from a financial point of view.

Very truly yours, LAZARD FRÈRES & CO. LLC

By	/S/ PAUL J.S. HAIGNEY
Paul J.S. Haigney Managing Director

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

1

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the

2

effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

3

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

4

DETACH HERE

PROXY

CAPTIVA SOFTWARE CORPORATION

Special Meeting of Stockholders

December 23, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing this proxy, the undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated November 18, 2005, expressly revokes all prior proxies and appoints RICK RUSSO and BRADFORD WELLER and each or either of them acting in the absence of the other as attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of Common Stock of Captiva Software Corporation, held of record by the undersigned on November 17, 2005, at the Special Meeting of Stockholders of Captiva Software Corporation to be held December 23, 2005, with all the powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side, in accordance with the following instructions and with discretionary authority as to any and all other matters that may properly come before the meeting or at any continuation, adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED ON A PROPERLY EXECUTED PROXY RETURNED TO US, THE UNDERLYING SHARES WILL BE VOTED FOR APPROVAL OF THE MERGER, AND ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CAPTIVA SOFTWARE CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	[GRAPHIC]	OR	Vote-by-Telephone	[GRAPHIC]
Log on to the Internet and go to http://www.eproxyvote.com/cptv			Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	#CAT

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING:

		FOR	AGAINST	ABSTAIN

1.	To approve the Agreement and Plan of Merger, dated as of October 20, 2005, among Captiva Software Corporation, EMC Corporation and Epiphany Merger Corporation, a wholly owned subsidiary of EMC Corporation, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Captiva Software Corporation will be converted into the right to receive $22.25 in cash, without interest, less any applicable tax withholding.	☐	☐	☐

2.	To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt the merger agreement.	☐	☐	☐

Mark box at right if an address change or comment has been made and note at left.	☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                          Date:                  Signature:                                          Date: